FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Consolidated Financial Statements

March 31, 2009 and 2008

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Frontier Airlines Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Frontier Airlines Holdings, Inc. and subsidiaries (Debtors-In-Possession as of April 10, 2008) (the Company) as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frontier Airlines Holdings, Inc. and subsidiaries (Debtors-In-Possession as of April 10, 2008) as of March 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company filed petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the Bankruptcy Code), and this raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan concerning this matter is also discussed in note 1 to the consolidated financial statements. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

As discussed in note 2 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective April 1, 2007.

As discussed in note 21 to the consolidated financial statements, the Company has retrospectively changed its method of accounting for the conversion options in its debt that may be settled in cash upon conversion for all periods presented in its consolidated financial statements due to the adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1).

KPMG LLP

Denver, Colorado
May 26, 2009

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)
Consolidated Balance Sheets
March 31, 2009 and 2008
(In thousands, except share data)

	2009	2008
Assets
Current assets:
Cash and cash equivalents	$71,793	120,837
Investment securities	—	8,501
Restricted cash and investments (note 2)	134,359	74,119
Receivables, net of allowance for doubtful accounts of $1,380 and $400at March 31, 2009 and 2008, respectively	40,469	57,687
Prepaid expenses and other assets	20,233	26,428
Inventories, net of allowance of $534 and $490 at March 31, 2009 and 2008, respectively	12,464	17,451
Assets held for sale (note 6)	704	1,263
Total current assets	280,022	306,286
Property and equipment, net (note 7)	610,434	870,444
Security and other deposits	25,420	25,123
Aircraft pre-delivery payments	6,466	12,738
Restricted cash and investments	2,987	2,845
Deferred loan fees and other assets	4,270	32,535
Total assets	$929,599	1,249,971
Liabilities and Stockholders’ Equity (Deficit)
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	$44,890	79,732
Air traffic liability	145,156	226,017
Other accrued expenses (note 8)	54,227	84,058
Current portion of long-term debt (note 10)	—	38,232
Short-term borrowings	3,000	3,139
Debtor-in-possession loan (note 10)	30,000	—
Deferred revenue and other liabilities (note 9)	15,759	18,189
Total current liabilities not subject to compromise	293,032	449,367
Long-term debt related to aircraft notes (note 10)	—	532,086
Convertible notes (notes 10 and 21)	—	55,039
Deferred revenue and other liabilities (note 9)	18,833	24,399
Other note payable (note 10)	3,000	—
Total liabilities not subject to compromise	314,865	1,060,891
Liabilities subject to compromise (note 4)	708,661	—
Total liabilities	1,023,526	1,060,891
Stockholders’ equity (deficit):
Preferred stock, no par value. Authorized 1,000,000 shares; issued none	—	—
Common stock, no par value, stated value of $0.001 per share. Authorized 100,000,000 shares; issued and outstanding 36,945,744 and 36,945,744 shares at March 31, 2009 and 2008, respectively	37	37
Additional paid-in capital	235,679	234,451
Unearned ESOP shares	—	(616)
Accumulated other comprehensive loss, net of tax	—	(299)
Retained deficit	(329,643)	(44,493)
Total stockholders’ equity (deficit)	(93,927)	189,080
Total liabilities and stockholders’ equity (deficit)	$929,599	1,249,971

See accompanying notes to consolidated financial statements.

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)
Consolidated Statements of Operations
Years ended March 31, 2009, 2008, and 2007
(In thousands, except per share amounts)

	2009	2008	2007
Operating revenues:
Passenger	$1,225,870	1,350,427	1,131,466
Cargo	6,070	6,091	6,880
Other	57,442	42,463	32,603
Total revenues	1,289,382	1,398,981	1,170,949
Operating expenses:
Flight operations	165,137	186,120	161,544
Aircraft fuel	531,060	454,822	343,082
Aircraft lease	115,650	116,099	108,623
Aircraft and traffic servicing	182,255	188,245	166,525
Maintenance	95,273	106,166	87,978
Promotion and sales	100,864	131,645	115,536
General and administrative	56,470	64,490	56,019
Operating expenses – regional partners	26,650	146,211	108,355
Post-retirement liability curtailment gain	—	(6,361)	—
Employee separation and exit costs (reversals)	466	442	(57)
Loss (gain) on sales of assets, net	(8,598)	1,791	(656)
Depreciation	41,041	44,641	34,702
Total operating expenses	1,306,268	1,434,311	1,181,651
Business interruption insurance proceeds (note 17)	—	300	868
Operating loss	(16,886)	(35,030)	(9,834)
Nonoperating income (expense):
Interest income	4,081	12,048	14,982
Interest expense (contractual interest expense was $33,813 for 2009) (notes 10 and 21)	(29,327)	(37,200)	(30,585)
Loss on early extinguishment of debt	(990)	(283)	—
Other, net	(753)	(645)	(245)
Total nonoperating income (expense), net	(26,989)	(26,080)	(15,848)
Loss before reorganization items and taxes	(43,875)	(61,110)	(25,682)
Reorganization expense (notes 3 and 21)	239,456	—	—
Loss before income taxes	(283,331)	(61,110)	(25,682)
Income tax expense (benefit) (note 12)	1,819	(101)	(4,626)
Net loss	$(285,150)	(61,009)	(21,056)
Loss per share:
Basic and diluted (notes 16 and 21)	$(7.72)	(1.66)	(0.58)
Weighted average shares of common stock outstanding:
Basic and diluted	36,946	36,662	36,608

See accompanying notes to consolidated financial statements.

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)
Consolidated Statements of Stockholders’ Equity (Deficit) and Other Comprehensive Income (Loss)
Years ended March 31, 2009, 2008, and 2007
(In thousands, except shares)

					Accumulated
			Additional	Unearned	other	Retained	Total
	Common	Treasury	paid-in	ESOP	comprehensive	earnings	stockholders’
	stock	stock	capital	shares	income (loss)	(deficit)	equity
Balances, March 31, 2006	$37	—	192,936	(2,094)	151	37,746	228,776
Adjustment for FSP APB 14-1 (note 21)	—	—	38,577	—	—	(174)	38,403
Adjusted balances, March 31, 2006	37	—	231,513	(2,094)	151	37,572	267,179
Net loss	—	—	—	—	—	(21,056)	(21,056)
Other comprehensive loss:
Unrealized loss on derivative instruments, net of tax of $40	—	—	—	—	(151)	—	(151)
Impact of adoption of SFAS 158, net of tax of $14 (note 13)	—	—	—	—	(22)	—	(22)
Total comprehensive loss							(21,229)
Exercise of common stock options	—	—	162	—	—	—	162
Purchase of treasury shares – 300,000 shares	—	(1,838)	—	—	—	—	(1,838)
Amortization of employee stock compensation	—	—	845	2,094	—	—	2,939
Balances, March 31, 2007	37	(1,838)	232,520	—	(22)	16,516	247,213
Net loss	—	—	—	—	—	(61,009)	(61,009)
Other comprehensive loss:
Post-retirement liability curtailment gain	—	—	—	—	22	—	22
Unrealized loss on auction rate securities	—	—	—	—	(299)	—	(299)
Total comprehensive loss							(61,286)
Transfer of treasury shares to ESOP	—	1,838	—	(1,838)	—	—	—
Exercise of common stock options	—	—	40	—	—	—	40
Contribution of common stock to employee stock ownership plan	—	—	822	(822)	—	—	—
Amortization of employee stock compensation	—	—	1,069	1,584	—	—	2,653
Transfer of accrued ESOP to unearned ESOP	—	—	—	460	—	—	460
Balances, March 31, 2008	37	—	234,451	(616)	(299)	(44,493)	189,080
Net loss	—	—	—	—	—	(285,150)	(285,150)
Other comprehensive income:
Reclassification of previously recorded unrealized loss on auction rate securities	—	—	—	—	299	—	299
Total comprehensive loss							(284,851)
Amortization of employee stock compensation	—	—	1,228	616	—	—	1,844
Balances, March 31, 2009	$37	—	235,679	—	—	(329,643)	(93,927)

See accompanying notes to consolidated financial statements.

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)
Consolidated Statements of Cash Flows
Years ended March 31, 2009, 2008, and 2007
(In thousands)

	2009	2008	2007
Cash flows from operating activities:
Net loss	$(285,150)	(61,009)	(21,056)
Adjustments to reconcile net loss to net cash and cash equivalents provided by (used in) operating activities:
Compensation expense under long-term incentive plans and employee stock ownership plans	1,844	2,653	3,409
Depreciation and amortization	43,818	46,176	36,219
Provisions recorded on inventories and assets beyond economic repair	1,442	1,423	1,409
Loss (gains) on sales of assets, net	(8,598)	1,791	(656)
Total increase (decrease) in fuel expense for derivative contracts	18,181	(32,587)	(8,828)
Proceeds received (paid) for settlements of derivative contracts	(2,606)	30,740	(3,925)
Post-retirement liability curtailment gain	—	(6,361)	—
Loss on early extinguishment of debt	990	283	—
Deferred income taxes	—	—	(4,883)
Accretion of debt discount	36,961	756	686
Reorganization items (note 3)	202,495	—	—
Changes in operating assets and liabilities:
Restricted cash and investments	(60,382)	(31,275)	(9,161)
Receivables	14,300	(2,415)	(9,000)
Prepaid expenses and other assets	6,195	(374)	(2,981)
Inventories	4,943	(1,927)	(9,012)
Other assets	(650)	(1,021)	(1,205)
Accounts payable	18,153	27,731	7,046
Air traffic liability	(80,861)	42,263	30,091
Other accrued expenses and income tax payable	(25,725)	10,578	12,135
Deferred revenue and other liabilities	(7,996)	3,248	2,939

Net cash provided by (used in) operating activities before reorganization	(122,646)	30,673	23,227
Cash flows from reorganization activities:
Net cash used in reorganization activities	(12,383)	—	—

Total net cash provided by (used in) operating activities	(135,029)	30,673	23,227
Cash flows from investing activities:
Aircraft lease and purchase deposits made	(6,402)	(28,332)	(47,933)
Aircraft lease and purchase deposits returned	11,512	—	—
Purchase of available-for-sale securities	—	(10,000)	—
Sale of available-for-sale securities	8,800	1,200	—
Proceeds from the sale of property and equipment and assets held for sale	59,645	917	2,014
Proceeds from sale – leaseback transactions	—	92,525	41,933
Capital expenditures	(18,565)	(350,844)	(137,324)
Proceeds from the sales of aircraft – reorganization	194,300	—	—

Net cash provided by (used in) investing activities	249,290	(294,534)	(141,310)

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)
Consolidated Statements of Cash Flows
Years ended March 31, 2009, 2008, and 2007
(In thousands)

	2009	2008	2007
Cash flows from financing activities:
Net proceeds from issuance of common stock	$—	40	162
Proceeds from debtor-in-possession loan (post-petition)	30,000	—	—
Purchase of treasury shares	—	—	(1,838)
Payment to bank for compensating balance	—	—	(750)
Proceeds from long-term borrowings	—	297,525	74,438
Payments received on note receivable	—	716	—
Extinguishment of long-term borrowings	(33,754)	(80,188)	—
Principal payments on long-term borrowings	(34,454)	(33,773)	(23,439)
Principal payments on short-term borrowings	(3,139)	—	—
Payment of financing fees	(2,175)	(2,603)	(349)
Extinguishment of long-term borrowings – reorganization item	(119,783)	—	—
Net cash provided by (used in) financing activities	(163,305)	181,717	48,224
Net decrease in cash and cash equivalents	(49,044)	(82,144)	(69,859)
Cash and cash equivalents, beginning of year	120,837	202,981	272,840
Cash and cash equivalents, end of year	$71,793	120,837	202,981

See accompanying notes to consolidated financial statements.

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(1)	Chapter 11 Reorganization

On April 10, 2008 (the Petition Date), Frontier Airlines Holdings, Inc. (Frontier Holdings) and its subsidiaries Frontier Airlines, Inc. (Frontier Airlines) and Lynx Aviation, Inc. (Lynx Aviation), filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the Bankruptcy Code) in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). The cases are being jointly administered under Case No. 08-11298 (RDD). Frontier Holdings, Frontier Airlines, and Lynx Aviation (collectively, the Debtors or the Company) continue to operate as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. In general, as debtors-in-possession, the Debtors are authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside of the ordinary course of business without the prior approval of the Bankruptcy Court.

No assurance can be provided as to what values, if any, will be ascribed in the Debtors’ bankruptcy proceedings to the Debtors’ pre-petition liabilities, common stock and other securities. The Company believes its currently outstanding common stock will have no value and will be canceled under any plan of reorganization it might propose and that the value of the Debtors’ various pre-petition liabilities and other securities is highly speculative. Accordingly, caution should be exercised with respect to existing and future investments in any of these liabilities or securities. In several recent bankruptcies in the airline industry, the airline ceased operations, and there is no assurance that the Company will be able to continue to operate its business or successfully reorganize.

The Bankruptcy Court has approved various motions for relief designed to allow the Company to continue normal operations. The Bankruptcy Court’s orders authorize the Company, among other things, in its discretion to: (a) pay pre-petition and post-petition employee wages, salaries, benefits and other employee obligations; (b) pay certain vendors and other providers in the ordinary course for goods and services received from and after the Petition Date; (c) honor customer service programs, including our Early Returns frequent flyer program and our ticketing programs; (d) honor certain obligations arising prior to the Petition Date related to our interline, clearinghouse, code sharing and other similar agreements; and (e) continue maintenance of existing bank accounts and existing cash management systems.

(a)	Reporting Requirements

As a result of their bankruptcy filings, the Debtors are required to periodically file various documents with and provide certain information to, the Bankruptcy Court, including statements of financial affairs, schedules of assets and liabilities, and monthly operating reports prepared according to requirements of federal bankruptcy law. While these materials accurately provide then-current information required under federal bankruptcy law, they are nonetheless unaudited and are prepared in a format different from that used in the Company’s consolidated financial statements filed under the securities laws. Accordingly, the Company believes that the substance and format do not allow meaningful comparison with its regular publicly disclosed consolidated financial statements. Moreover, the materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to the Company’s securities, or for comparison with other financial information filed with the Securities and Exchange Commission (SEC).

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(b)	Reasons for Bankruptcy

The Debtors’ Chapter 11 filings followed an unexpected attempt by the Company’s principal bankcard processor in April 2008 to substantially increase a “holdback” of customer receipts from the sale of tickets. This increase in “holdback” would have represented a material negative change to the Debtors’ cash forecasts and business plan, put severe restraints on the Debtors’ liquidity and made it impossible for the Debtors to continue normal operations. Due to historically high aircraft fuel prices, continued low passenger mile yields, and the threatened increased holdback from the Company’s principal bankcard processor, the Company determined that it could not continue to operate without the protections provided by Chapter 11.

(c)	Notifications

Shortly after the Petition Date, the Debtors began notifying all known current or potential creditors of the Chapter 11 filing. Subject to certain exceptions under the Bankruptcy Code, the Debtors’ Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the property of the Debtors, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay. Vendors are being paid for goods furnished and services provided after the Petition Date in the ordinary course of business. The deadline for the filing of proofs of claims against the Debtors in their cases was November 17, 2008.

(d)	Proofs of Claim

As permitted under the bankruptcy process, the Company’s creditors filed proofs of claim with the Bankruptcy Court. The total amount of the claims that were filed far exceeds the Company’s estimate of ultimate liability. The Company believes many of these claims are invalid because they are duplicative, are based upon contingencies that have not occurred, have been amended or superseded by later filed claims, or are otherwise overstated. Differences in amounts between claims filed by creditors and liabilities shown in the Company’s records are being investigated and resolved in connection with the Company’s claims resolution process. While the Company has made significant progress to date, the Company expects this process to continue for some time and believe that further reductions to the claims register will enable the Company to more precisely determine the likely range of creditor distributions under a proposed plan of reorganization. At this time, the Company cannot determine the ultimate number and allowed amount of the claims.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(e)	Executory Contracts and Determination of Allowed Claims

Under Section 365 and other relevant sections of the Bankruptcy Code (Section 365), the Debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including, without limitation, leases of real property, aircraft and aircraft engines, subject to the approval of the Bankruptcy Court and certain other conditions. Any description of an executory contract or unexpired lease in this Form 10-K, including where applicable, the Debtors’ express termination rights or a quantification of the Debtors’ obligations, must be read in conjunction with, and is qualified by, any overriding rejection rights the Debtors have under Section 365 of the Bankruptcy Code. Claims may arise as a result of rejecting any executory contract. As of the date of this filing, the Company’s most significant rejected executory contract is the Republic Airlines, Inc. (Republic) regional partner contract as discussed in note 2. The Company has recorded the amount of the allowed claim of $150.0 million. The consolidated financial statements for the year ended March 31, 2009 also include allowed claims of $29.8 million related to union labor agreements discussed in note 17 and one rejected real property lease agreement in the amount of $1.0 million. The consolidated financial statements do not include the effects of any claims not yet allowed in the case if the Company has determined it is not able to estimate the amount that will be allowed. Known and determinable claims are recorded in accordance with Statements of Financial Accounting Standards No. 5, Accounting for Contingencies. Certain claims may have priority above those of general unsecured creditors.

(f)	Creditors’ Committee

As required by the Bankruptcy Code, the United States Trustee for the Southern District of New York appointed a statutory committee of unsecured creditors (the Creditors’ Committee). The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court with respect to the Debtors. The Creditors’ Committee has been generally supportive of the Debtors’ positions on various matters; however, there can be no assurance that the Creditors’ Committee will support the Debtors’ positions on matters to be presented to the Bankruptcy Court in the future or on any plan of reorganization, once proposed. Disagreements between the Debtors and the Creditors’ Committee could protract the Chapter 11 proceedings, negatively impact the Debtors’ ability to operate, and delay the Debtors’ emergence from the Chapter 11 proceedings.

(g)	Plan of Reorganization

In order to successfully exit Chapter 11, the Debtors will need to propose, and obtain confirmation by the Bankruptcy Court of, a plan of reorganization that satisfies the requirements of the Bankruptcy Code. A plan of reorganization would, among other things, resolve the Debtors’ pre-petition obligations, set forth the revised capital structure of the newly reorganized entity, and provide for corporate governance subsequent to exit from bankruptcy.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

Automatically, upon commencing a Chapter 11 case, a debtor has the exclusive right for 120 days after the petition date to file a plan of reorganization and, if it does so, 60 additional days to obtain necessary acceptances of its plan. They Bankruptcy Court may extend these periods, and have done so in these cases. In May 2009, the Bankruptcy Court further extended these periods to October 9, 2009, and December 9, 2009, respectively, and the Bankruptcy Court may further extend these periods. If the Debtors’ exclusivity period lapsed, any party in interest would be able to file a plan of reorganization for any of the Debtors. In addition to being voted on by holders of impaired claims and equity interests, a plan of reorganization must satisfy certain requirements of the Bankruptcy Code and must be approved, or confirmed, by the Bankruptcy Court in order to become effective.

A plan of reorganization will be deemed accepted by holders of claims against and equity interests in the Debtors if (1) at least one-half in number and two-thirds in dollar amount of claims actually voting in each impaired class of claims have voted to accept the plan and (2) at least two-thirds in amount of equity interests actually voting in each impaired class of equity interests has voted to accept the plan. Under certain circumstances set forth in Section 1129(b) of the Bankruptcy Code, however, the Bankruptcy Court may confirm a plan even if such plan has not been accepted by all impaired classes of claims and equity interests. A class of claims or equity interests that does not receive or retain any property under the plan on account of such claims or interests is deemed to have voted to reject the plan. The precise requirements and evidentiary showing for confirming a plan notwithstanding its rejection by one or more impaired classes of claims or equity interests depends upon a number of factors, including the status and seniority of the claims or an equity interest in the rejecting class (i.e., secured claims or unsecured claims, subordinated or senior claims, preferred or common stock). Generally, with respect to common stock interests, a plan may be “crammed down” even if the stockholders receive no recovery if the proponent of the plan demonstrates that (1) no class junior to the common stock is receiving or retaining property under the plan and (2) no class of claims or interests senior to the common stock is being paid more than in full.

Under the priority scheme established by the Bankruptcy Code, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must be satisfied in full before stockholders are entitled to receive any distribution or retain any property under a plan of reorganization. The ultimate recovery to creditors and/or stockholders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 cases to each of these constituencies or what types or amounts of distributions, if any, they would receive. A plan of reorganization could result in holders of the Debtors’ liabilities and/or securities, including the Company’s common stock, receiving no distribution on account of their interests and cancellation of their holdings.

The timing of filing a plan of reorganization by the Debtors will depend on the timing and outcome of numerous other ongoing matters in the Chapter 11 proceedings. There can be no assurance at this time that a plan of reorganization will be confirmed by the Bankruptcy Court, or that any such plan will be implemented successfully.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(h)	Reorganization Costs

The Debtors have incurred and will continue to incur significant costs associated with their reorganization. The amounts of these costs, which are being expensed as incurred, have affected and are expected to continue to significantly affect the Debtors’ liquidity and results of operations. See note 3 “Reorganization Expenses” for additional information.

(i)	Risks and Uncertainties

The ability of the Company, both during and after the Chapter 11 cases, to continue as a going concern is dependent upon, among other things, (i) the ability of the Company to successfully achieve required cost savings to complete its restructuring; (ii) the ability of the Company to maintain adequate liquidity; (iii) the ability of the Company to generate cash from operations; (iv) the ability of the Company to confirm a plan of reorganization under the Bankruptcy Code; and (v) the Company’s ability to sustain profitability. Uncertainty as to the outcome of these factors raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect or provide for the consequences of the bankruptcy proceedings except for unsecured claims allowed by the Bankruptcy Court. See note 3 “Reorganization Expenses” for additional information. The consolidated financial statements do not purport to show (a) as to assets, their realization value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effects of any changes that may be made in its business. A plan of reorganization could materially change the amounts currently disclosed in the consolidated financial statements.

Negative events associated with the Debtors’ Chapter 11 proceedings could adversely affect sales of tickets and the Debtors’ relationship with customers, vendors and employees, which in turn could adversely affect the Debtors’ operations and financial condition, particularly if the Chapter 11 proceedings are protracted. Also, transactions outside of the ordinary course of business are subject to the prior approval of the Bankruptcy Court, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Debtors’ Chapter 11 proceedings, the ultimate impact that events that occur during these proceedings will have on the Debtors’ business, financial condition and results of operations cannot be accurately predicted or quantified, and there is substantial doubt about the Debtors’ ability to continue as a going concern.

As a result of the bankruptcy filings, realization of assets and liquidation of liabilities are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code, and subject to Bankruptcy Court approval or otherwise as permitted in the normal course of business, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications reported in the historical consolidated financial statements, which do not give effect to adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(2)	Nature of Business and Summary of Significant Accounting Policies

(a)	Nature of Business

Frontier Airlines Holdings provides air transportation for passengers and freight through its wholly owned subsidiaries. On April 3, 2006, Frontier Airlines completed a corporate reorganization (the Reorganization) and as a result, Frontier Airlines became a wholly owned subsidiary of Frontier Airlines Holdings, a Delaware corporation. Frontier Airlines was incorporated in the State of Colorado on February 8, 1994 and commenced operations on July 5, 1994. In September 2006 the Company formed a new subsidiary, Lynx Aviation. The Company currently operates routes linking its Denver, Colorado hub to over 50 destinations including destinations in Mexico and Costa Rica. As of March 31, 2009, the Company operated a fleet of 38 Airbus A319 aircraft, 11 Airbus A318 aircraft, two Airbus A320 aircraft, and ten Bombardier Q400 aircraft (operated by Lynx Aviation) from its base in Denver, Colorado and had approximately 5,300 employees (4,800 full-time equivalents).

(b)	Lynx Aviation

Frontier Holdings entered into a purchase agreement with Bombardier, Inc. for ten Q400 turboprop aircraft, each with a seating capacity of 74, with the option to purchase ten additional aircraft. The purchase agreement was assumed by Lynx Aviation, and Lynx Aviation took title of the first ten aircraft delivered during the year ended March 31, 2008. The aircraft are operated by Lynx Aviation under a separate operating certificate. Lynx Aviation may exercise its options to purchase the remaining option aircraft no later than 12 months prior to the first day of the month of the scheduled delivery date. On July 31, 2008 and January 26, 2009, Lynx Aviation exercised its purchase options on the first and second of the ten additional aircraft for delivery dates in July 2009 and February 2010, respectively. Lynx Aviation has five remaining purchase options.

Lynx Aviation has entered into a capacity purchase agreement with Frontier Airlines, effective December 7, 2007, whereby Frontier Airlines pays Lynx Aviation a contractual amount for the purchased capacity regardless of the revenue collected on those flights. The amount paid to Lynx Aviation is based on operating expenses plus a margin. The payments made under this agreement are eliminated in consolidation, and the passenger revenues generated by Lynx Aviation are included in passenger revenues in the consolidated statements of operations. Payments to Lynx Aviation from Frontier Airlines made under the capacity purchase agreement during the years ended March 31, 2009 and March 31, 2008 were $50.7 million and $14.0 million, respectively. See note 18 for operating segment information, which includes the presentation of the Company’s operating segments and how its operations impact the overall network and profitability.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(c)	Regional Partners

Frontier Airlines’ agreement with Republic, under which Republic agreed to operate up to 17 76-seat Embraer 170 aircraft, commenced in January 2007 and terminated in June 2008. Frontier Airlines established the scheduling, routes and pricing of the flights operated under the Republic agreement. Frontier Airlines compensated Republic for its services based on Republic’s operating expenses plus a margin on certain of its expenses. In April 2008 as part of the bankruptcy proceeding, the Company rejected the capacity purchase agreement with Republic. There was a structured reduction and gradual phase-out of 12 delivered aircraft, which was completed on June 22, 2008.

On March 20, 2009, the Bankruptcy Court approved an order authorizing a $40 million Amended and Restated DIP Credit Facility (Amended DIP Credit Agreement) with Republic Airways Holdings, Inc. The Bankruptcy Court also allowed the damage claim of Republic Airways Holdings, Inc. in the amount of $150 million arising from the Debtors’ rejection of the Airline Services Agreement with Republic and Republic Airways Holdings, Inc. Resolving this claim was a condition to Republic Airways Holdings, Inc. providing the Amended DIP Credit Agreement. The Company repaid the existing $30 million DIP Credit Agreement on April 1, 2009. The Company has recorded the $150 million unsecured claim allowed by the Bankruptcy Court. This claim is included in reorganization expenses for the year ended March 31, 2009.

In September 2007, Frontier signed a limited-term contract with ExpressJet Airlines, Inc. (ExpressJet) to operate two to four 50-seat Embraer 145XR jets on behalf of Frontier. These jets were used to service previously announced routes that were intended to be serviced by Lynx Aviation. Lynx Aviation replaced ExpressJet on these routes as soon as its certification was completed. The service by ExpressJet started November 15, 2007 and terminated on December 6, 2007.

In accordance with Emerging Issues Task Force No. 01-08, Determining Whether an Arrangement Contains a Lease (EITF 01-08), the Company has concluded that each agreement with regional partners contains a lease as the agreement conveys the right to use a specific number and specific type of aircraft over a stated period of time, and as such, has reported revenues and expenses related to regional partners on a gross basis. Revenues for jointly served routes are pro-rated to the segment operated by the regional partners based on miles flown and are included in passenger revenues. Expenses directly related to the flights flown by the regional partners are included in operating expenses – regional partners. The Company allocates indirect expenses between mainline and regional partners operations by using regional partner departures, available seat miles, or passengers as a percentage of system combined departures, available seat miles or passengers

(d)	Preparation of Financial Statements and Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (SOP 90-7), which is applicable to companies in Chapter 11, generally does not change the manner in which financial statements are prepared. It does, however, require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

(e)	Reclassification of prior Year Amounts

Certain prior year items have been reclassified to conform to the current year presentation.

(f)	Cash and Cash Equivalents

For financial statement purposes, the Company considers cash and short-term cash investments with an original maturity of three months or less to be cash equivalents.

Short-term cash investments consist of money market funds with maturities of less than three months, classified as available for sale securities and stated at fair value. Interest income is recognized when earned. There were no unrealized gains or losses on these investments for the years ended March 31, 2009, 2008 and 2007.

(g)	Investments Securities

At March 31, 2008, investment securities consisted solely of two available for sale securities that were invested in auction rate securities (ARS). At March 31, 2008, the fair values of the Company’s ARS, all of which are collateralized by student loan portfolios, were estimated through discounted cash flow models. As a result of the lack of liquidity in the ARS market, the Company recorded an unrealized loss on those ARS of $0.3 million, on the principal value of $8.8 million, which is reflected as accumulated other comprehensive loss in the consolidated balance sheet at March 31, 2008.

In June 2008 the Company recorded an unrealized loss in other nonoperating expenses of $1.3 million related to the measurement of both ARS at current estimated fair value. The reclassification of the impairment from other comprehensive income was due to the Company’s conclusion that the impairment was no longer temporary. This was a result of the sale of one of the ARS below par value in July 2008.

In October 2008 the Company received notification that a settlement had been reached between the brokers of the ARS, the New York Attorney General’s office, and the SEC covering ARS purchased prior to February 11, 2008. The broker was required to repay all amounts at par, including the ARS the Company sold below par during the three months ended June 30, 2008. In December 2008 the Company received the full amount of the original par value of $8.8 million and reversed the $1.3 million unrealized loss upon settlement of the ARSs.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(h)	Restricted Cash and Investments

Restricted cash and investments primarily relate to funds held as collateral for a bankcard processor and credit card processors and are invested in money market accounts or held by credit card processors directly. They also include certificates of deposit that secure certain letters of credit issued for workers compensation claim reserves and certain airport authorities. Restricted cash and investments are carried at cost, which management believes approximates fair value.

At March 31, 2009 and March 31, 2008, restricted cash and investments consisted of the following (in thousands):

	March 31
	2009	2008
Funds held for holdback of customer sales	$129,404	70,027
Funds held for cash supported letters of credit and deposits on charter flights	4,955	4,092
	$134,359	74,119

The Company has a contract with a bankcard processor that requires a holdback of bankcard funds equal to a certain percentage of air traffic liability associated with the estimated amount of bankcard transactions. In June 2008, the Company reached a revised agreement with this bankcard processor that requires adjustments to the reserve account based on current and projected air traffic liability associated with these estimated bankcard transactions. Any further holdback had been temporarily suspended pursuant to a court-approved stipulation until October 1, 2008. Beginning October 1, 2008, the court-approved stipulation allowed the bankcard processor to holdback a certain percentage of bankcard receipts in order to reach full collateralization at some point in the future. As of March 31, 2009, that amount totaled $109.8 million. In addition, a second credit card company began a holdback during the fiscal year ended March 31, 2008 which totaled $18.7 million at March 31, 2009.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(i)	Valuation and Qualifying Accounts

The following table summarizes the Company’s valuation and qualifying accounts as of March 31, 2009, 2008, and 2007, and the associated activity for the fiscal years then ended (in thousands).

	Allowance for
	doubtful	Allowance for
	accounts	inventory
Balance at March 31, 2006	$1,261	378
Additional provisions	400	159
Deductions (1)	(1,029)	—
Transfer to assets held for sale	—	(208)
Balance at March 31, 2007	632	329
Additional provisions	636	161
Deductions (1)	(868)	—
Balance at March 31, 2008	400	490
Additional provisions	1,875	44
Deductions (1)	(895)	—
Balance at March 31, 2009	$1,380	534

(1)	Uncollectible accounts written off, net of recoveries, for the allowance of doubtful accounts

The allowance for doubtful accounts is primarily based on the specific identification method and historical bad debt on our sales.

(j)	Inventories

Inventories consist of expendable aircraft spare parts, supplies and aircraft fuel and are stated at the lower of cost or market. Inventories are accounted for on a first-in, first-out basis and are charged to expense as they are used. An allowance for obsolescence on aircraft spare parts is provided over the remaining useful life of the related aircraft to reduce the carrying costs to lower of cost or market.

(k)	Assets Held for Sale

Assets held for sale are valued at the lower of the carrying amount or the estimated market value less selling costs. The Company monitors resale values for its assets held for sale quarterly using an analysis of current sales and estimates obtained from outside vendors.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(l)	Property and Equipment

Property and equipment are carried at cost. Major additions, betterments and renewals are capitalized. Depreciation is provided for on a straight-line basis to estimated residual values over estimated depreciable lives as follows:

Description	Estimated useful life
Aircraft:
Airbus A318, A319 and A320	25 years
Bombardier Q400	20 years
Aircraft spare parts	10 years
Improvements to leased aircraft	Shorter of the life of improvements or term of lease
Capitalized software	3 to 5 years
Ground property; equipment and leasehold	3 to 5 years or term of lease, which ever is less
improvements

Residual values for aircraft are at 25% of the aircraft cost and 10% for aircraft spare parts. In estimating useful lives and residual values of our aircraft, the Company relies upon estimates from industry experts as well as their anticipated utilization of the aircraft.

Manufacturers’ and Lessor Credits: The Company receives credits in connection with its purchase and lease of aircraft, engines, auxiliary power units and other rotable parts. These credits are deferred until the aircraft, engines, auxiliary power units and other rotable parts are delivered and then applied as a reduction of the cost of the related equipment. The Company also receives credits in connection with certain aircraft lease agreements. These credits are recognized as a credit to lease expense over the lease term.

(m)	Deferred Loan Fees

Deferred loan fees are deferred and amortized over the term of the related debt obligation. Deferred loan fees amortized with unsecured debt subject to compromise were written off to reorganization expense in accordance with SOP 90-7.

(n)	Fair Value of Financial Instruments

Effective April 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (SFAS 157). This standard establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

Level 1	quoted prices in active markets for identical assets or liabilities;

Level 2	quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3	unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following is a listing of the Company’s assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the hierarchy as of March 31, 2009 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$71,793	—	—	71,793
Restricted cash and investments	134,359	—	—	134,359
	$206,152	—	—	206,152

Cash and Cash Equivalents/Restricted Cash and Investments

Cash and cash equivalents consist of money market funds securities that are considered to be highly liquid and easily tradable. These securities are valued using inputs observable in active markets and therefore are classified as level 1 within the fair value hierarchy.

Restricted cash and investments that are held by our bankcard processors are invested in money market accounts. Cash deposits and cash held in escrow are deposited in bank accounts. As such, these accounts are valued using inputs observable in active markets and therefore are classified as level 1 within the fair value hierarchy.

Liabilities

The fair value of liabilities subject to compromise will be determined upon a plan of reorganization and is not yet determinable. See note 4.

(o)	Revenue Recognition

Passenger Tickets – Passenger, cargo, and other revenues are recognized when the transportation is provided or after the tickets expire (which is either immediately or one year after date of issuance depending on the type of ticket purchased), and are net of excise taxes, passenger facility charges and security fees. Revenues that have been deferred are included in the accompanying consolidated balance sheets as air traffic liability. Included in passenger revenue are change fees imposed on passengers for making schedule changes to nonrefundable tickets. Change fees are recognized as revenue at the time the change fees are collected from the passenger as they are a separate transaction that occur subsequent to the date of the original ticket sale.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

Taxes and Fees – The Company is required to charge certain taxes and fees on passenger tickets. These taxes and fees include U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign arrival and departure taxes. These taxes and fees are legal assessments on the customer, for which the Company has an obligation to act as a collection agent. Because the Company is not entitled to retain these taxes and fees, such amounts are not included in passenger revenue. The Company records a liability when the amounts are collected and reduce the liability when payments are made to the applicable government agency or operating carrier.

(p)	LiveTV Revenues and Expenses

Effective October 1, 2008, the Company entered into two separate agreements with LiveTV LLC (LiveTV): an amended and restated In-Flight Entertainment System Hardware Agreement (LiveTV System) and an amended and restated In-Flight Entertainment System Service Agreement. Under the terms of these agreements, LiveTV retains all ownership interest in the installed LiveTV Systems as well any systems installed for future aircraft deliveries. LiveTV and the Company have agreed to share the revenues generated from the LiveTV System.

(q)	Passenger Traffic Commissions and Related Computer Reservation Expenses

Passenger traffic commissions and related computer reservation expenses are expensed when the transportation is provided and the related revenue is recognized. Passenger traffic commissions and related expenses not yet recognized are included as a prepaid expense.

(r)	Aircraft Maintenance

The Company operates under an FAA-approved continuous inspection and maintenance program. The Company accounts for maintenance activities on the direct expense method. Under this method, major overhaul maintenance costs are recognized as expense as maintenance services are performed, as flight hours are flown for nonrefundable maintenance payments required by lease agreements, and as the obligation is incurred for payments made under service agreements. Routine maintenance and repairs are charged to operations as incurred.

Effective January 1, 2003, the Company entered into an engine maintenance agreement with GE Engine Services, Inc. (GE) covering the scheduled and unscheduled repair of its aircraft engines used on most of its Airbus aircraft. The agreement was subsequently modified and extended in September 2004. This agreement precluded the Company from using another third party for such services during the term. For owned aircraft, this agreement required monthly payments at a specified rate multiplied by the number of flight hours the engines were operated during that month. In August 2008 the Company terminated the agreement with GE Engine Services covering the scheduled and unscheduled repair of Airbus engines. Under the terms of the services agreement, the Company agreed to pay GE an annual rate per-engine-hour, payable monthly, and GE assumed the responsibility to overhaul our engines on Airbus aircraft as required during the term of the services agreement, subject to certain exclusions. As the rate per-engine hour approximated the periodic cost the Company would have incurred to service those engines, the Company expensed the obligation as paid. Since engine repairs are no longer covered under this agreement, engine maintenance expenses are expensed when incurred. This may cause some fluctuations in the Company’s maintenance expenses depending on the timing of planned and unplanned Airbus engine repairs. The costs under this agreement for the Company’s purchased aircraft for the years ended March 31, 2009, 2008 and 2007 were approximately $4.5 million, $9.9 million and $6.4 million, respectively.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(s)	Advertising Costs

The Company expenses the costs of advertising as promotion and sales expense in the year incurred. Advertising expense was $4.5 million, $10.1 million and $12.9 million for the years ended March 31, 2009, 2008 and 2007, respectively, and the amount of expense recognized related to advertising barter transactions were $1.0 million, $2.1 million, and $3.8 million, respectively. During the years ended March 31, 2009, 2008 and 2007, the amount of revenue recognized related to advertising barter transactions was $0.6 million, $1.1 million, and $2.5 million, respectively. Prepaid barter expenses as of March 31, 2009 and 2008 were $0.5 million and $0.7 million, respectively.

(t)	Income Taxes

The Company accounts for income taxes using the asset and liability method. Under that method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities and net operating losses and tax credit carryforwards. A valuation allowance is provided to the extent that it is more likely than not that deferred tax assets will not be realized. The effect on deferred taxes from a change in tax rates is recognized in income in the period that includes the enactment date. Effective April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB No. 109.

(u)	Loss per Common Share

Basic loss per common share excludes the effect of potentially dilutive securities and is computed by dividing income by the weighted average number of common shares outstanding for the period. Diluted earnings per common share reflects the potential dilution of all securities that could share in earnings. Shares outstanding include shares contributed to the Employee Stock Ownership Plan.

(v)	Customer Loyalty Program

The Company offers EarlyReturns, a frequent flyer program to encourage travel on its airline and customer loyalty. The Company accounts for the EarlyReturns program under the incremental cost method whereby travel awards are valued at the incremental cost, as of the balance sheet date, of carrying one passenger based on members that have obtained a travel award. Those incremental costs are based on expectations of expenses to be incurred on a per passenger basis and include food and beverages, fuel, liability insurance, and ticketing costs. The incremental costs do not include allocations of overhead expenses, salaries, aircraft cost or flight profit or losses. The Company records a liability, which is included in air traffic liability on the consolidated balance sheet, for mileage earned by participants who have reached the level to become eligible for a free travel award. The liability includes awards based on the number of complete free travel awards accumulated in a participant account and excludes any obligation for partial awards. The Company does not record a liability for the expected redemption of miles for nontravel awards since the cost of these awards to the Company is negligible.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

Effective September 15, 2008, the Company increased the mileage redemption level for a domestic roundtrip ticket from 15,000 to 20,000 miles, which reduced the number of flight awards eligible for redemption. As of March 31, 2009 and 2008, the Company estimated that approximately 328,000 and 472,000 round-trip flight awards, respectively, were eligible for redemption by EarlyReturns members who have mileage credits exceeding the 20,000 and 15,000-mile free round-trip domestic ticket award threshold, respectively. As of March 31, 2009 and 2008, the Company had recorded a liability of approximately $2.7 million and $10.1 million, respectively, for these rewards. The decrease in the liability is primarily related to the decrease in the incremental cost of carriage, which is significantly impacted by fuel price fluctuations and the increase in the mileage redemption level for a domestic round-trip ticket.

The Company also sells points in EarlyReturns to third parties. The portion of the sale that is for travel is deferred and recognized as passenger revenue when the Company estimates the transportation is provided. The remaining portion, referred to as the marketing component, is recognized as other revenue in the month received.

(w)	Co-Branded Credit Card Arrangement

The Company entered into a co-branded credit card arrangement with a MasterCard issuing bank in March 2003. This affinity agreement provides that the Company will receive a fixed fee for each new account, which varies based on the type of account, and a percentage of the annual renewal fees that the bank receives. The Company receives an increased fee for new accounts it solicits. The Company also receives fees for the purchase of frequent flier miles awarded to the credit card customers.

The Company accounts for all fees received under the co-branded credit card program by allocating the fees between the portion that represents the estimated value of the subsequent travel award to be provided, and the portion which represents a marketing fee to cover marketing and other related costs to administer the program. This latter portion (referred to as the marketing component) represents the residual after determination of the value of the travel component. The component representing travel is determined by reference to an equivalent average restricted fare for that month, which is used as a proxy for the value of travel of a frequent flyer mileage award. The travel component is deferred and recognized as revenue over the estimated usage period of the frequent flyer mileage awards of 20 to 22 months. The Company has estimated the period over which the frequent flier mileage awards will be used based on the usage period history of the frequent flier mileage awards. The Company records the marketing component of the revenue earned under this agreement as other revenue in the month received.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

For the year ended March 31, 2009, the Company received total fees of $39.6 million. Of that amount, $23.0 million was initially deferred as the travel component, and the remaining marketing component of $16.6 million was recognized as other revenue. For the year ended March 31, 2008, the Company received total fees of $44.4 million. Of that amount, $25.5 million was initially deferred as the travel component, and the remaining marketing component of $18.8 million was recognized as other revenue. For the year ended March 31, 2007, the Company received total fees of $36.9 million under the credit card agreement. Of that amount, $25.2 million was deferred as the travel component, and the remaining marketing component of $11.7 million was recognized as other revenue. Amortization of deferred revenue recognized in earnings during the years ended March 31, 2009, 2008 and 2007 was $23.3 million, $24.8 million and $20.2 million, respectively.

(x)	Supplemental Disclosure of Cash Flow Information

Cash Paid During the Year for

	2009	2008	2007
	(In thousands)
Interest	$25,200	34,197	28,047
Taxes	1,510	91	176

Interest incurred during the year ended March 31, 2009 was $29.8 million, of which $0.5 million was capitalized. Interest incurred during the year ended March 31, 2008 was $39.1 million, of which $2.6 million was capitalized.

Noncash Items

Application of Pre-Delivery Payments – In the years ended March 31, 2009, 2008, and 2007, the Company applied pre-delivery payments of $0, $67.0 million and $34.9 million, respectively, towards the purchase price of aircraft and LiveTV equipment.

LiveTV Hardware Agreement – During the year ended March 31, 2008, the Company sold LiveTV equipment of $14.7 million in exchange for a note receivable. The Company also had a noncash charge of $1.9 million for the difference between the net present value of the purchase price and the net book value of the equipment sold. During the year ended March 31, 2009, the Company wrote-off this note receivable in conjunction with signing a revised agreement with LiveTV and this write-off is included in net cash used by reorganization activities.

Other Note Payable – During the year ended March 31, 2009, the Bankruptcy Court approved a $3.0 million settlement in the form of a note in satisfaction for pre-petition debt previously classified as accounts payable.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(y)	Derivative Instruments

The Company accounts for derivative financial instruments in accordance with the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended and interpreted. SFAS 133 requires the Company to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability. For derivatives designated as cash flow hedges, changes in fair value of the derivative are generally reported in other comprehensive income (OCI) and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments and ineffective portions of hedges are recognized in earnings in the current period.

(z)	Accounting for Long-Lived Assets

In accounting for long-lived assets, the Company makes estimates about the expected useful lives, projected residual values and the potential for impairment. In estimating useful lives and residual values of the aircraft, the Company has relied upon actual industry experience with the same or similar aircraft types and the anticipated utilization of the aircraft. The Company’s long-lived assets are evaluated for impairment at least annually or when events and circumstances indicate that the assets may be impaired. Indicators include operating or cash flow losses, significant decreases in market value or changes in technology. The Company’s assets are all relatively new and aircraft are actively deployed in the Company’s route system. The Company has recently sold aircraft in amounts that are in excess of their carrying values. The Company has not identified any significant impairments related to long-lived assets at this time.

(aa)	Self-Insurance

The Company is self-insured for the majority of the group health insurance costs, subject to specific retention levels. The Company records its liability for health insurance claims based on its estimate of claims that have been incurred but not reported.

The Company is also self-insured for the majority of its workers’ compensation cost. The liability for workers’ compensation claims is the estimated total cost of the claims on a fully developed basis, up to a maximum stop loss coverage. The Company engaged a specialist to assist in evaluating estimates of reserves for claims.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(bb)	Stock-Based Compensation

Effective April 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and related interpretations (SFAS 123(R)), to account for stock-based compensation using the modified prospective transition method and therefore did not restate prior period results. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and revises guidance in SFAS 123, Accounting for Stock-Based Compensation. Among other things, SFAS 123(R) requires that compensation expense be recognized in the financial statements for share-based awards based on the grant date fair value of those awards. The modified prospective transition method applies to both (1) unvested awards under the Company’s 2004 Equity Incentive Plan (2004 Plan) outstanding as of March 31, 2006, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and (2) any new share-based awards granted subsequent to March 31, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Additionally, stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is commensurate with the vesting term. The Company’s options are typically granted with graded vesting provisions, and compensation cost is amortized over the service period using the straight-line method.

(cc)	New Accounting Standards Not Yet Adopted

In May 2008 the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not expect SFAS 162 to have a material impact on its consolidated financial statements.

In June 2008 the FASB issued FASB Staff Position (FSP) Emerging Issues Task Force (EITF) No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (EITF 03-6-1). EITF 03-6-1 provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions of EITF 03-6-1. The Company has not yet determined the impact of adopting EITF 03-6-1 on its consolidated financial statements.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(3)	Reorganization Expenses

SOP 90-7 requires separate disclosure of reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Company under Chapter 11. The Debtors’ reorganization items consist of the following (in thousands):

Twelve
months ended
March 31,
2009
Professional fees directly related to reorganization (a)	$22,441
Unsecured claims allowed by the court (b)	178,595
Gains on the sale of aircraft (c)	(13,887)
Loss on a sale-lease back transaction (c)	4,283
Gains on contract terminations and settlements, net (d)	(6,567)
Write-off of equipment note, net (e)	11,817
Write-off of debt issuance cost (f)	1,833
Write-off of remaining unamortized debt discount (g)	36,961
Other, net (h)	3,980
Total net reorganization expense	$239,456

(a)
Professional fees directly related to the reorganization include fees associated with advisors to the Debtors, the statutory committee of unsecured creditors and certain secured creditors. Professional fees are estimated by the Debtors and will be reconciled to actual invoices when received.

(b)
Unsecured claims allowed by the Bankruptcy Court include the allowed claim of $150.0 million to Republic. The amount above represents the incremental amount to record the full amount of the allowed claim. The consolidated financial statements for the year ended March 31, 2009 also include allowed claims of $29.8 million related to claims for union labor agreements and the Company recorded an estimated allowable claim for rejected a real estate property lease that was rejected as part of Section 365 under the Bankruptcy Code in the amount of $1.0 million. For information regarding allowed general, unsecured pre-petition claims in connection with the Company’s union labor contracts, see note 17.

(c)
Reorganization items include the gain on the sale of six aircraft sold and a loss on a sale-lease back transaction. These transactions were agreed upon subsequent to the Company’s bankruptcy filing and approved by the Bankruptcy Court.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(d)
Gains on contract terminations included an agreement under which the Company and GE Engine Services, Inc. mutually agreed to terminate a MCPH Restated and Amended Engine Service Agreement. This resulted in a gain of $5.8 million for reimbursement of maintenance reserve payments less certain fees. The remaining amounts relate to the forgiveness of pre-petition amounts on contracts negotiated.

(e)	This write-off relates to a net settlement with LiveTV in which the Company signed a revised agreement that included the write-off of an equipment note.

(f)
The Company wrote-off the debt issuance costs related to the unsecured convertible notes because the Company anticipates the entire principal amount will be an allowed claim for the value of its unsecured convertible notes.

(g)
As described in note 21, the Company adopted FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) on April 1, 2009. Subsequent to the Company’s Chapter 11 bankruptcy filing, the Company stopped accruing for interest on unsecured borrowings since it was probable the interest would not be an allowed claim. Under SOP 90-7 the Company reinstated the bonds to the claim value which resulted in writing off the remaining unamortized debt discount on the balance sheet because the entire principal amount is an allowed claim. As such, the Company has reflected $37.0 million as additional reorganization expense during the year ended March 31, 2009, eliminating any impact to equity and interest expense for the adoption of this standard for the year ended March 31, 2009.

(h)
Other expenses are primarily related to fees and penalties associated with the temporary payment defaults on aircraft loans. Also included in other, net are other costs associated with the early return of two leased aircraft during the second fiscal quarter net of deferred credits.

Net cash paid for reorganization items for the twelve months ended March 31, 2009 totaled $12.4 million. These amounts exclude the net proceeds received from the sale of aircraft during the Company’s reorganization process.

Reorganization items exclude the gain on the sale of two aircraft in May 2008 described in note 7, because those aircraft were part of the Company’s routine operational decision to address planned reductions in capacity and desires to improve liquidity in reaction to economic conditions and fuel price increases. The Company obtained signed letters of intent and deposits on the anticipated aircraft sales prior to the Company’s unanticipated bankruptcy filing. Reorganization items also exclude the employee separation and other charges recorded during the second quarter of the year ended March 31, 2009, as these amounts relate to normal operations of the business rather than charges resulting from the Chapter 11 reorganization.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(4)	Liabilities Subject to Compromise

Liabilities subject to compromise (LSTC) refer to both secured and unsecured obligations that will be settled under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities are stayed. SOP 90-7 requires pre-petition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. These liabilities represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of collateral securing the claims, proofs of claim, or other events. LSTC also includes certain items that may be assumed under the plan of reorganization, and as such, may be subsequently reclassified to liabilities not subject to compromise. The Company has included secured aircraft debt as a liability subject to compromise because management believes that there remains uncertainty to the terms under a plan of reorganization. At hearings held in April 2008, the Court granted final approval of many of the Debtors’ “first day” motions covering, among other things, human capital obligations, supplier relations (including fuel supply and fuel contracts), insurance, customer relations, business operations, certain tax matters, cash management, utilities, case management and retention of professionals. Obligations associated with these matters are not classified as liabilities subject to compromise.

In accordance with SOP 90-7, debt discounts or premiums as well as debt issuance costs should be viewed as valuations of the related debt. When the debt has become an allowed claim and the allowed claim differs from the net carrying amount of the debt, the recorded amount should be adjusted to the amount of the allowed claim (thereby adjusting existing discounts or premiums, and debt issuance costs to the extent necessary to report the debt at this allowed amount). Premiums and discounts as well as debt issuance cost on debts that are not subject to compromise, such as fully secured claims, should not be adjusted. Debt issuance costs on secured debt have not been adjusted because the Company continues to make payments based on the original contract terms. If debt is retired upon the sale of aircraft, the related debt issuance costs are written off as a loss from early extinguishment of debt in the period the debt is retired.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

The Debtors may reject pre-petition executory contracts and unexpired leases with respect to the Debtors’ operations, with the approval of the Bankruptcy Court. Damages resulting from rejection of executory contracts and unexpired leases are generally treated as general unsecured claims and will be classified as LSTC. Holders of pre-petition claims were required to file proofs of claims by the November 17, 2008 bar date. A bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 cases. The Debtors notified all known claimants subject to the bar date of their need to file a proof of claim with the Bankruptcy Court. The aggregate amount of claims filed with the Bankruptcy Court far exceeds the Debtors’ estimate of the ultimate liability. Differences between liability amounts estimated by the Debtors and claims filed by creditors are being investigated and, if necessary, the Bankruptcy Court will make a final determination of the allowable claim. The Company has reviewed all major claims that have been filed and do not expect material exposure remains to be resolved, however, this process continues and there can be no assurance that the Company will not continue to record adjustments related to the ultimate amount of claims allowed. The determination of how liabilities will ultimately be treated cannot be made until the Bankruptcy Court approves a Chapter 11 plan of reorganization. Accordingly, the ultimate amount or treatment of such liabilities is not determinable at this time.

Liabilities subject to compromise consist of the following (in thousands):

March 31,
2009
Accounts payable and other accrued expenses	$53,485
Unsecured allowed claims under Section 365	180,718
Accrued interest on LSTC	3,131
Secured debt	379,327
Unsecured convertible notes	92,000
Total liabilities subject to compromise	$708,661

LSTC includes trade accounts payable related to pre-petition purchases, all of which were not paid. As a result, the Company’s cash flows from operations were favorably affected by the stay of payment related to these accounts payable.

(5)	Derivative Instruments

Fuel Hedging

Effective January 1, 2009, the Company adopted the provisions of FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which enhances the disclosure requirements related to derivative instruments and hedging activity to improve the transparency of financial reporting.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

As part of our risk management strategy, the Company periodically purchases crude oil option contracts or swap agreements and Jet A crack spread swaps in order to manage our exposure to the effect of changes in the price and availability of aircraft fuel. Prices for these commodities are normally highly correlated to aircraft fuel, making derivatives of them effective at providing short-term protection against sharp increases in average fuel prices. Most recently, the Company purchased call agreements on crude oil. The Company does not hold or issue any derivative financial instruments for trading purposes. These fuel hedges do not qualify for hedge accounting under SFAS 133, and, as such, realized and noncash marks to market adjustments are included in aircraft fuel expense.

The results of operations for the years ended March 31, 2009, 2008 and 2007 include noncash mark to market derivative gains/(losses) of $(15.6 million), $1.8 million and $12.8 million, respectively. Cash settlements for fuel derivatives contracts settled during the years ended March 31, 2009, 2008 and 2007 were payments of $2.6 million, receipts of $30.7 million and payments of $3.9 million, respectively.

The following table summarizes the components of aircraft fuel expense for the years ended March 31, 2009, 2008 and 2007 (in thousands):

	Year ended March 31
	2009	2008	2007

Aircraft fuel expense – mainline and Lynx Aviation	$531,060	454,822	343,082
Aircraft fuel expense – included in regional partners	11,634	51,817	33,163
Total system-wide fuel expense	542,694	506,639	376,245
Changes in fair value and settlement of fuel hedge contracts	(18,181)	32,587	8,828
Total raw aircraft fuel expense	$524,513	539,226	385,073

The Company entered into fuel hedging swap and collar agreements during the years ended March 31, 2009 and 2008. The Company had settled on all outstanding fuel hedge agreements as of March 31, 2009. The fair value of fuel hedge contracts outstanding at March 31, 2009 and 2008 was an asset of zero and $15.6 million, respectively.

(6)	Assets Held for Sale

In April 2005, the Company retired its remaining Boeing aircraft and has classified all remaining Boeing aircraft rotable spare parts and expendable inventories as “assets held for sale.” As such, these assets have been valued at the lower of the carrying amount or the estimated market value less selling costs.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

In August 2004, the Company began selling Boeing spare parts and entered into agreements with two vendors to sell these parts on a consignment basis. The Company monitors resale values for Boeing parts quarterly using estimates obtained from outside vendors. Based on the current market prices and recent sales history, the Company has determined that there is currently no impairment required for the Boeing rotable spare parts and expendable inventories for the years ended March 31, 2009 and 2008. During each of the years ended March 31, 2009 and 2008, the Company realized net gains of $0.4 million on the sale of these assets.

(7)	Property and Equipment, Net

At March 31, 2009 and 2008, property and equipment consisted of the following (in thousands):

	2009	2008
Aircraft, spare aircraft parts, and improvements to leased aircraft	$667,157	942,162
Ground property, equipment and leasehold improvements	56,328	55,176
Computer software	19,354	17,280
Construction in progress	4,193	4,548
	747,032	1,019,166
Less accumulated depreciation	(136,598)	(148,722)
Property and equipment, net	$610,434	870,444

Property and equipment includes capitalized interest of $3.4 million and $2.9 million at March 31, 2009 and March 31 2008, respectively.

During the year ended March 31, 2008, the Company recorded additional depreciation expense of $3.3 million related to a change in estimate of the useful life of its aircraft seats due to the implementation of a program to replace its Airbus seats with new leather seats which was completed in May 2008.

(a)	Sale of Aircraft

In March 2008 the Company signed a letter of intent for the sale of four aircraft including two A319 aircraft and two A318 aircraft. In May 2008 the Company sold the two Airbus A319 aircraft for proceeds of $59.0 million, with total net book values of $52.1 million and approximately $3.0 million of unused reserves under maintenance contracts for which the Company was to be reimbursed. This resulted in retirement of debt of $33.8 million related to the mortgages on the sold aircraft and a book gain of $9.2 million on the sales, net of transaction costs.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

In August 2008 the Bankruptcy Court authorized the Company to sell a total of six additional Airbus A319 aircraft to the same party and to terminate the agreement to sell the final two A318 aircraft under the March 2008 letter of intent, resulting in the sale of a total of eight owned aircraft. In the period from September 2008 to December 2008, the Company sold six Airbus A319 aircraft for proceeds of $165.0 million, with total net book values of $149.4 million. This resulted in retirement of debt of $95.9 million related to the mortgages on the sold aircraft and a book gain of $13.9 million on these sales, net of transaction costs.

In August 2008 the Bankruptcy Court also authorized a transaction between the Company and GE Commercial Aviation Service LLC (GECAS) under which the Company sold and leased back one Airbus A319 aircraft for proceeds of $29.3 million, with a net book value of $33.5 million. This resulted in retirement of debt of $23.9 million related to the mortgage on the sold aircraft and a book loss of $4.3 million on the transaction, net of transaction costs. The Company also returned three leased Airbus A319 aircraft to GECAS during the year ended March 31, 2009.

(b)	Aircraft Purchase Obligations

In July 2008 the Company signed an agreement to defer the delivery of the eight remaining Airbus A320 aircraft that had been scheduled for delivery between February 2009 and November 2010 to between February 2011 and November 2012. This resulted in reimbursement of $11.5 million of pre-delivery payments in July 2008.

In July 2008 the Company exercised its option on the first of the ten additional Q400 Bombardier aircraft and in January 2009 the Company exercised its option on the second of the remaining ten additional aircraft. Planned delivery dates for these two Bombardier Q400 aircraft to be operated by the Lynx Aviation subsidiary are July 2009 and February 2010, respectively. This resulted in a pre-delivery deposits of $3.7 million.

The Company currently has $6.5 million in pre-delivery payments.

(8)	Other Accrued Expenses Not Subject to Compromise

At March 31, 2009 and March 31, 2008, other accrued expenses consisted of the following (in thousands):

	2009	2008
Accrued salaries and benefits	$29,906	37,456
Federal excise and other passenger taxes payable	20,100	30,298
Property tax payable and income taxes payable	304	3,801
Other	3,917	12,503
Total other accrued expenses	$54,227	84,058

Certain balances at March 31, 2008 have subsequently been reclassified out of accrued expenses and into liabilities subject to compromise (note 4) at March 31, 2009.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(9)	Deferred Revenue and Other Liabilities

At March 31, 2009 and March 31, 2008, deferred revenue and other liabilities consisted of the following (in thousands):

	2009	2008
Deferred revenue primarily related to co-branded credit card	$21,257	24,472
Deferred rent	12,799	17,489
Other	536	627
Total deferred revenue and other liabilities	34,592	42,588
Less current portion	(15,759)	(18,189)
	$18,833	24,399

(10)	Secured and Unsecured Borrowings

Secured and unsecured borrowings at March 31, 2009 and March 31, 2008 consisted of the following (in thousands):

	2009	2008
Unsecured:
Convertible Notes, fixed interest rate of 5.0% (1)	$92,000	92,000
Debt discount on Convertible Notes (note 21)	—	(36,961)
Total unsecured debt (subject to compromise March 31, 2009 only)	92,000	55,039
Secured:
Aircraft Notes, secured by aircraft:
Aircraft notes payable, fixed interest rates with a 6.75% and 6.55% weighted average interest rate at March 31,2009 and 2008, respectively (2)	46,002	79,338
Aircraft notes payable, variable interest rates based on LIBOR plus a margin, for an overall weighted average rate of 3.42% and 4.59% at March 31, 2009 and 2008, respectively (3)	330,620	484,601
Aircraft junior note payable, variable interest rate based on LIBOR plus a margin, with a rate of 4.88% and 8.06% at March 31, 2009 and 2008, respectively (4)	2,705	3,379
Total secured debt (subject to compromise March 31, 2009 only)	379,327	567,318

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

	2009	2008
Borrowings not subject to compromise:
Credit facility, secured by eligible aircraft parts (5)	$3,000	3,000
Debtor-in-possession loan (6)	30,000	—
Other note payable (7)	3,000	—
Total borrowings not subject to compromise	36,000	3,000
Total borrowings	$507,327	625,357

Maturities of long-term debt, including balloon payments, are based on the contractual terms of the obligation as follows (in thousands):

Fiscal year ending:
2010	$59,621
2011	29,288
2012	31,060
2013	32,514
2014	33,053
Thereafter	321,791
$507,327

(1)	Convertible Notes and Contractual Interest Expense

In December 2005, the Company completed the sale of $92.0 million aggregate principal amount of 5% Convertible Notes due 2025 (Convertible Notes) in a public offering pursuant to the Company’s shelf registration statement. Subsequent to the Company’s Chapter 11 bankruptcy filing, the Company records post-petition interest on pre-petition obligations only to the extent it believes the interest will be paid during the bankruptcy proceedings or that it is probable that the interest will be an allowed claim. Had the Company recorded interest expense based on all of its pre-petition contractual obligations, interest expense would have increased by $4.5 million during the year ended March 31, 2009. See note 21 regarding the Company’s adoption of FSP APB 14-1.

(2)	Secured Aircraft Notes Payable – Fixed Interest Rates

During the year ended March 31, 2008, the Company borrowed $48.3 million for the purchase of three Bombardier Q400 aircraft. These aircraft loans have terms of 15 years and are payable in semi-annual installments with a floating interest rate adjusted semi-annually based on LIBOR. Security interests in the aircraft secure the loans.

During the year ended March 31, 2009, the Company sold two Airbus 319 aircraft with fixed rate loans and repaid the loan balances of $30.0 million with the proceeds of the sale.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(3)	Secured Aircraft Notes Payable – Variable Interest Rates

During the years ended March 31, 2003 through March 31, 2009, the Company borrowed $549.5 million for the purchase of 22 Airbus aircraft. During the year ended March 31, 2009, the Company sold six aircraft with variable rate loans and entered into a sale-leaseback transaction for one of these purchased aircraft and repaid the loan balances of $123.5 million with the proceeds of the sales. The remaining 15 senior aircraft loans have terms of 10 to 12 years and are payable in monthly installments with a floating interest rate adjusted quarterly based on LIBOR. At the end of the term, there are balloon payments for each of these loans. Security interests in the aircraft secure the loans.

During the year ended March 31, 2008, the Company borrowed $32.3 million for the purchase of two Bombardier Q400 aircraft. These aircraft loans have terms of 15 years and are payable in semi-annual installments with a floating interest rate adjusted semi-annually based on LIBOR. A security interest in the aircraft secures these loans.

(4)	Junior Secured Aircraft Notes Payable – Variable Interest Rates

During the year ended March 31, 2006, the Company borrowed $4.9 million for the purchase of an Airbus aircraft. This junior loan has a seven-year term with quarterly installments. A security interest in the aircraft secures the loan.

(5)	Credit Facility

In March 2005 the Company entered into a two-year revolving credit facility (Credit Facility) to support letters of credit and for general corporate purposes. The initial Credit Facility was extended until July 2009. Under this facility, the Company was permitted to borrow the lesser of $20.0 million (maximum commitment amount) or an agreed upon percentage of the current market value of pledged eligible spare parts which secures this debt. The amount available for letters of credit is equal to the maximum commitment amount under the facility less current borrowings. Interest under the Credit Facility is based on a designated rate plus a margin. In addition, there is a quarterly commitment fee on the unused portion of the facility based on the maximum commitment amount. The Company has letters of credit issued of $12.1 million and cash draws of $3.0 million which is due on July 21, 2009. In May 2009 the Company filed a motion to approve an amendment to this agreement for an extension on two letters of credit in the amounts of $4.5 million and $1.5 million to September 30, 2009 and June 7, 2010, respectively. Pursuant to an agreement reached with the lender as a result of the Chapter 11 filing, the Company currently cannot borrow additional amounts under this facility.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(6)	Debtor-in-Possession (DIP) Financing – Post-Petition

On August 5, 2008, the Bankruptcy Court approved a secured super-priority debtor-in-possession credit agreement (DIP Credit Agreement) with Republic Airways Holdings, Inc., Credit Suisse Securities (USA) LLC, AQR Capital LLC, and CNP Partners, LLC (the Lenders), each of which is a member of the Unsecured Creditor’s Committee in the Company’s Chapter 11 bankruptcy cases. The DIP Credit Agreement contained various representations, warranties and covenants by the Debtors that are customary for transactions of this nature, including reporting requirements and maintenance of financial covenants. The DIP Credit Agreement provides for the payment of interest at an annual rate of 16% interest, or annual interest of 14% if the Debtors pay the interest monthly. The DIP Credit Agreement matured on April 1, 2009 (see note 20). On August 8, 2008, funding was provided under the DIP Credit Agreement in the amount of $30.0 million, before applicable fees of $2.1 million.

(7)	Other Note Payable

In September 2008, the Bankruptcy Court approved a settlement in form of a note in satisfaction of pre-petition debt. The note is payable in three equal installments commencing on the one-year anniversary of the effective date of the plan of reorganization and accrues interest at an annual rate of 3%.

(a)	Other Revolving Facility and Letters of Credit

In July 2005 the Company entered into an agreement with a financial institution, which was subsequently amended, for a $5.8 million revolving line of credit that permits the Company to issue letters of credit. As of March 31, 2009, the Company had used $4.2 million under this agreement for standby letters of credit that provide credit support for certain facility leases. The Company also entered into a separate agreement with this financial institution for a letter of credit fully cash collateralized of $2.8 million. In June 2008 the Company entered into a stipulation with the financial institution, which was approved by the Bankruptcy Court, which resulted in the financial institution releasing its liens on working capital in exchange for cash collateral. This stipulation also provided for the issuance of new letters of credit going forward. The Company fully cash collateralized the letters of credit outstanding and agreed to cash collateralize any additional letters of credit to be issued. The total of $7.6 million in cash collateral as of March 31, 2009 is classified as restricted cash and investments on the consolidated balance sheet.

(b)	Debt Covenants

The Company’s Chapter 11 bankruptcy filing triggered default provisions in its pre-petition debt and lease agreements. Payment defaults were cured as of June 9, 2008 for all debt secured by aircraft.

The Amended and Restated DIP Credit Facility (see note 20) includes certain affirmative, negative and financial covenants. The Company was in compliance with these covenant requirements as of March 31, 2009.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(11)	Lease Commitments

(a)	Aircraft Leases

At March 31, 2009 and 2008, the Company operated 41 and 43 leased aircraft, respectively, which are accounted for under operating lease agreements with initial terms of 12-15 years. Security deposits related to leased aircraft and future leased aircraft deliveries at March 31, 2009 and 2008 totaled $22.9 million and $23.1 million, respectively, and are reported in the consolidated balance sheets in security and other deposits.

In addition to scheduled future minimum lease payments, the Company is required to make supplemental payments to cover the cost of major scheduled maintenance overhauls of these aircraft. These supplemental payments are based on the number of flight hours flown and/or flight departures and are included in maintenance expense. The lease agreements require the Company to pay taxes, maintenance, insurance, and other operating expenses applicable to the leased property. To the extent these reserves are not used for major maintenance during the lease terms, excess supplemental payments are forfeited to the aircraft lessors after termination of the lease. Additionally, to the extent actual maintenance expenses incurred exceed these reserves, the Company is required to pay these amounts. During the years ended March 31, 2009, 2008 and 2007, supplemental payments were $27.1 million, $27.6 million and $26.2 million, respectively.

(b)	Other Leases

The Company leases office and hangar space, spare engines and office equipment for its headquarters, reservation facilities, airport facilities, and certain other equipment. The Company also leases certain airport gate facilities on a month-to-month basis. Amounts for leases that are on a month-to-month basis are not included as an obligation in the table below.

At March 31, 2009, commitments under noncancelable operating leases (excluding aircraft supplemental payment requirements) with terms in excess of one year were as follows (in thousands):

	Aircraft	Other	Total
Fiscal year ending:
2010	$110,845	25,372	136,217
2011	111,091	9,051	120,142
2012	111,091	6,592	117,683
2013	111,091	5,231	116,322
2014	106,916	4,484	111,400
Thereafter	285,707	6,267	291,974
Total minimum lease payments	$836,741	56,997	893,738

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

Rental expense under operating leases, including month-to-month leases, for the years ended March 31, 2009, 2008 and 2007 was $175.8 million, $175.9 million, and $159.2 million, respectively.

For leases that contain escalations, the Company records the total rent payable during the lease term on a straight-line basis over the term of the lease and records the difference between the rent paid and the straight-line rent as a deferred rent liability.

(12)	Income Taxes

Income tax expense (benefit) for the years ended March 31, 2009, 2008, and 2007 is presented below (in thousands):

	Current	Deferred	Total
Year ended March 31, 2009:
U.S. federal	$1,709	—	1,709
State and local	110	—	110
	$1,819	—	1,819
Year ended March 31, 2008:
U.S. federal	$—	—	—
State and local	(101)	—	(101)
	$(101)	—	(101)
Year ended March 31, 2007:
U.S. federal	$—	(4,177)	(4,177)
State and local	257	(706)	(449)
	$257	(4,883)	(4,626)

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

The differences between the Company’s effective rate for income taxes and the federal statutory rate of 35% are shown in the following table (in thousands):

	2009	2008	2007
Income tax benefit at the statutory rate	$(86,230)	(21,124)	(8,749)
State and local income tax, net of federal income tax benefit	(7,637)	(1,515)	(667)
State net operating loss adjustment	1,788	(219)	(63)
Valuation allowance	84,693	21,418	3,980
Nondeductible expenses	9,263	912	777
Adjustment to deferred taxes	133	456	(176)
Other, net	(191)	(29)	272
	$1,819	(101)	(4,626)
Effective tax rate	(0.74)%	0.2%	18.5%

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) at March 31, 2009 and 2008 are presented below (in thousands):

	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$130,115	159,252
Accrued vacation	4,374	5,230
Accrued workers compensation liability	2,609	2,259
Deferred rent	4,877	6,560
Provision recorded on inventory and impairments of fixed assets	1,783	1,806
Start-up/organizational costs, net	6,845	7,233
Stock-based compensation	987	558
Alternative minimum tax credit carryforward	3,485	1,758
Accruals	2,316	4,696
Deferred loan fees and other assets	2,378	2,000
Accrued claims	68,045	—
Other	715	450
Deferred tax assets	228,529	191,802
Valuation allowance	(110,633)	(25,939)
Net deferred tax assets	117,896	165,863
Deferred tax liabilities:
Property and equipment	(117,295)	(158,688)
Prepaid commissions	(552)	(1,285)
Other	(49)	(5,890)
Total gross deferred tax liabilities	(117,896)	(165,863)
Net deferred tax liability	$—	—

During the years ended March 31, 2009 and 2008, the Company recorded a valuation allowance against net deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company acquired a significant number of new aircraft over the past seven years in conjunction with its fleet transition plan. New aircraft purchases are depreciated for tax purposes on accelerated methods over seven years compared to book depreciation of 25 years, resulting in significant deferred tax liabilities that will reverse over their seven year tax life. The net operating losses that have been generated over the past seven years are due in large part to the accelerated depreciation over a shorter useful life for tax purposes. The Company expects its fleet acquisitions to be substantially complete by fiscal 2012. Since the Company’s net operating losses do not begin to expire until 2023, the Company expects these net operating losses to be available in future periods when tax depreciation is at minimal levels, and taxable income is projected to exceed book income. Based upon the level of historical book losses, the Company established a valuation allowance during the year ended March 31, 2007 for the net deferred tax asset. Based upon the projections for future taxable income over the periods in which the deferred tax assets become deductible, and available tax planning strategies, management believes it is more likely than not that the Company will realize the benefits of the deductible differences, net of the existing valuation allowances at March 31, 2009 and 2008. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. The Company has included in the total valuation allowance, a valuation allowance for state net operating loss carryforwards expected to expire unused which totaled $0.5 million and $1.3 million at March 31, 2009 and 2008, respectively.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

As of March 31, 2009, the Company had federal net operating loss carryforwards totaling $343.0 million, expiring as follows: $25.2 million in 2024, $92.3 million in 2025, $51.8 million in 2026, $69.6 million in 2027 and $104.1 million in 2028.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). The purpose of FIN 48 is to clarify certain aspects of the recognition and measurement related to accounting for income tax uncertainties. Under FIN 48, the impact of an uncertain tax position must be recognized in the financial statements if that position is more likely than not of being sustained upon audit by the relevant taxing authority.

The Company adopted the provisions of FIN 48 as of April 1, 2007. At that time the Company did not have any material uncertain tax positions, as a result, there were no adjustments to the opening balance sheet retained earnings. The Company believes that its tax filing positions and deductions related to tax periods subject to examination will be sustained upon audit and does not anticipate any adjustments will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48.

The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits in interest expense and other nonoperating income (expense), respectively, in our consolidated statement of operations. For the years ended March 31, 2009 and 2008, there was no interest expense or penalties related to uncertain tax positions.

The Company has unused U.S. federal and state NOLs for the years ended March 31, 2003 through March 31, 2008. As such, these years remain subject to examination by the relevant taxing authorities.

The Bankruptcy Court entered a final order that restricts trading of the common stock and debt interests in the Company. The NOLs can be used to offset future taxable income, and thus are a valuable asset of the Company’s estate. Certain trading in the Company’s stock (or debt when the Company is in bankruptcy) could adversely affect the Company’s ability to use the NOLs. Thus, the Company obtained an order that enables it to closely monitor certain transfers of stock and claims, and restricts those transfers that may compromise the Company’s ability to use its NOLs. However, if a change in ownership does occur, as defined in IRC Section 382, this could result in the need for an additional valuation allowance, which the Company expects would be material. As of March 31, 2009, the Company does not believe an ownership change has occurred.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(13)	Stockholders’ Equity

(a)	Warrants and Stock Purchase Rights

In February 2003, the Company issued warrants to purchase 3,833,946 shares of common stock at $6.00 per share to the Air Transportation Stabilization Board (ATSB) and to two other guarantors. The warrants were exercisable immediately. The warrants had an estimated fair value of $9.3 million when issued and expire seven years after issuance. The fair value for these warrants was estimated at the date of grant using a Black-Scholes option pricing model. These warrants were subsequently repriced in September 2003 as a result of the Company’s secondary public offering and again in December 2005 as a result of the Company’s convertible debt offering to $5.87 per share. In May 2006, the ATSB transferred the ownership of all its outstanding warrants to seven institutional investors. One other guarantor transferred ownership of its outstanding warrants in December 2003.

(b)	Treasury Stock and Unearned ESOP Shares

In March 2007, the Company purchased 300,000 shares of its common stock for $1.8 million. These shares were purchased to fund the Company’s 2007 contribution to the Employee Stock Ownership Plan (ESOP). These shares were subsequently contributed to the ESOP.

(14)	Equity Based Compensation Plans

On September 9, 2004, the shareholders of Frontier approved the 2004 Plan. Frontier Holdings assumed all of the outstanding options and awards under the 2004 Plan effective upon the closing of the Reorganization. The 2004 Plan, which includes stock options issued since 1994 under a previous equity incentive plan, allows the Compensation Committee of the Board of Directors to grant stock options, stock appreciation rights payable only in stock (SARs), and restricted stock units (RSUs), any or all of which may be made contingent upon the achievement of service or performance criteria. The 2004 Plan expires September 12, 2009. The 2004 Plan allows up to a maximum of 2,500,000 shares for option grants and 500,000 shares for RSUs, subject to adjustment only to reflect stock splits and similar recapitalization events. The Company issues new shares of common stock for stock option and SARs exercised and settlement of vested restricted units. With certain exceptions, stock options and SARs issued under the 2004 Plan generally vest in equal installments over a five-year period from the date of grant and expire ten years from the grant date. RSUs cliff vest on the third or fifth anniversary of the date of grant. As of March 31, 2009, the Company had 229,000 shares available for future grants.

SFAS 123(R) requires the Company to estimate pre-vesting option forfeitures at the time of grant and periodically revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company records stock-based compensation expense only for those awards expected to vest using an estimated forfeiture rate based on its historical pre-vesting forfeiture data.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

For the years ended March 31, 2009, 2008 and 2007, the Company recorded $1.2 million, $1.1 million and $0.8 million, respectively, for stock options, stock appreciation rights, restricted stock units and cash settled restricted stock awards, net of estimated forfeitures. Unrecognized stock-based compensation expense related to unvested options, RSUs and cash settled restricted stock awards outstanding as of March 31, 2009 was approximately $3.8 million, and will be recorded over the remaining vesting periods of one to five years. At March 31, 2009, the remaining weighted average recognition period for options, RSUs and cash settled restricted stock awards was 3.5 years, 2.0 years and 2.2 years, respectively.

SFAS 123(R) requires the benefits associated with tax deductions in excess of recognized compensation cost to be reported as a financing cash flow rather than as an operating cash flow as previously required. For the years ended March 31, 2009, 2008 and 2007, the Company did not record any excess tax benefit generated from option exercises.

The table below summarizes the impact on the Company’s results of operations for the years ended March 31, 2009, 2008 and 2007 of outstanding SARs and RSUs issued under the 2004 Plan as recognized under the provisions of SFAS 123(R) (in thousands):

	2009	2008	2007
Stock-based compensation expense:
Stock options and SARs	$638	667	630
RSUs	575	402	215
Cash settled RSAs	15	—	—
Income tax benefit	—	—	(213)
Net increase to net loss	$1,228	1,069	632
Increase to loss per share:
Basic and diluted	$0.03	0.03	0.02

(a)	Stock Options and SARs

The Company utilizes a Black-Scholes-Merton option pricing model to estimate the fair value of share-based awards under SFAS 123(R). The Black-Scholes-Merton option pricing model incorporates various and subjective assumptions, including expected term and expected volatility.

The Company estimates the expected term of options and SARs granted using its historical exercise patterns, which the Company believes are representative of future exercise behavior. The Company estimates volatility of its common stock using the historical closing prices of its common stock for the period equal to the expected term of the options, which the Company believes is representative of the future behavior of the common stock. The Company’s risk-free interest rate assumption is determined using the Federal Reserve nominal rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The Company has never paid any cash dividends on its common stock and the Company does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero. Stock options and SARs are classified as equity awards.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

The following table shows the Company’s assumptions used to compute the stock-based compensation expense and pro forma information for stock option and SAR grants issued during the years ended March 31, 2009, 2008 and 2007:

	2009	2008	2007
Assumptions:
Risk-free interest rate	2.08%	4.43%	4.85%
Dividend yield	—%	—%	—%
Volatility	54.35%	60.38%	70.76%
Expected life (years)	3	5	5

Using the above weighted average assumptions, the per share weighted average grant-date fair value of SARs granted during the years ended March 31, 2009, 2008 and 2007 was $0.73, $3.10 and $4.61, respectively.

A summary of the stock option and SARs activity and related information for the year ended March 31, 2009 is as follows:

		Weighted
		average
	Options and	exercise
	SARs	price
Outstanding, March 31, 2008	2,252,674	$10
Granted	1,208,858	2.11
Surrendered	(875,793)	6.50
Outstanding, March 31, 2009	2,585,739	$7.14
Exercisable at end of period	1,210,759	11.72

Exercise prices for options and SARs outstanding under the 2004 Plan as of March 31, 2009 ranged from $2.11 per share to $24.17 per share. The weighted average remaining contractual life of these equity awards is 4.1 years. The aggregate intrinsic value of vested options and SARs was $0 as of March 31, 2009. The aggregate intrinsic value of vested options and SARs was $9,000 as of March 31, 2008 and the intrinsic value of options exercised during the year ended March 31, 2008 was $57,000. The aggregate intrinsic value of vested options and SARs was $484,777 as of March 31, 2007 and the intrinsic value of options exercised during the year ended March 31, 2007 was $108,000.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

A summary of the outstanding and exercisable options and SARs at March 31, 2009, segregated by exercise price ranges, is as follows:

			Weighted
	Options		average	Exercisable
	and	Weighted	remaining	options	Weighted
Exercise price	SARs	average	contractual	and	average
range	outstanding	exercise price	life (in years)	SARs	exercise price
$2.11 – 2.11	1,074,929	$2.11	4.5	—	$—
2.53 – 7.77	589,909	6.47	6.1	323,759	6.72
8.13 – 12.95	526,601	10.12	3.0	492,700	10.08
13.59 – 23.30	386,800	17.74	2.6	386,800	17.74
24.17 – 24.17	7,500	24.17	1.9	7,500	24.17
	2,585,739	$7.14	4.1	1,210,759	$11.72

(b)	Restricted Stock Units

SFAS 123R requires that the grant-date fair value of RSUs be equal to the market price of the share on the date of grant if vesting is based on a service condition. The grant-date fair value of RSU awards are being expensed over the vesting period. RSUs are classified as equity awards. As of March 31, 2009, the Company had outstanding RSUs with service conditions and vesting periods that range from three to five years.

The per share weighted average grant-date fair value of RSUs granted during the years ended March 31, 2009, 2008 and 2007 was $2.11, $5.86 and $7.36, respectively.

A summary of the activity for RSUs for the twelve months ended March 31, 2009 is as follows:

	RSUs
		Weighted
		average
	Number of	grant date
	RSUs	market value
Outstanding, March 31, 2008	315,932	$6.88
Granted	166,540	2.11
Surrendered	(73,003)	6.58
Outstanding, March 31, 2009	409,469	$4.99

During the years ended March 31, 2009, 2008 and 2007, the intrinsic value of RSUs issued was $0, $5,000 and $14,000, respectively.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(c)	Cash Settled Restricted Stock Awards

SFAS 123R requires that the grant-date fair value of cash settled RSUs be equal to the market price of the share on the date of grant. Cash settled RSUs are recorded as a liability and on a mark-to-market basis and amortized over the vesting period. As of March 31, 2009, the Company had outstanding cash settled RSUs with service conditions and vesting periods of two years.

A summary of the activity for cash settled restricted stock awards for the twelve months ended March 31, 2009 is as follows:

	Cash settled RSUs
		Weighted
		average
	Number	grant date
	granted	market value
Outstanding, March 31, 2008	—	$—
Granted	300,340	2.11
Surrendered	(70,462)	2.11
Outstanding, March 31, 2009	229,878	$2.11

(15)	Retirement Plans

(a)	ESOP

The Company has an Employee Stock Purchase Plan (ESOP) by which employees can receive Company stock based on Company Contributions, except those employees covered by a collective bargaining agreement that does not provide for participation in the ESOP. Company contributions to the ESOP are discretionary and may vary from year to year. The Company’s annual contribution to the ESOP, if any, is allocated among the eligible employees of the Company as of the end of each plan year in proportion to the relative compensation (as defined in the ESOP) earned that plan year by each of the eligible employees. The ESOP does not provide for contributions by participating employees. Employees vest in contributions made to the ESOP based upon their years of service with the Company. Vesting generally occurs at the rate of 20% per year, beginning after the first year of service, so that a participating employee will be fully vested after five years of service. Distributions from the ESOP will not be made to employees during employment. However, upon termination of employment with the Company, each employee will be entitled to receive the vested portion of his or her account balance. Forfeitures are reallocated among active participants.

In March 2008, the Company issued and contributed 300,000 shares to the ESOP. In March 2007, the Company’s Board of Directors approved the purchase of 300,000 shares of its common stock. These shares were used to fund the 2007 ESOP contribution, and the shares were contributed in April 2007. Total Company contributions to the ESOP from inception total 3,187,000 shares.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

The Company recognized compensation expense during the years ended March 31, 2009, 2008 and 2007 of $0.6 million, $1.6 million, and $2.6 million, respectively, related to its contributions to the ESOP. Compensation expense under the ESOP is determined by multiplying the number of shares contributed by the fair market value of the shares on the date contributed, or the purchase price of the shares. The fair value of the unearned ESOP shares contributed to the ESOP for the year ended March 31, 2008 was $0.8 million. Due to the Company’s bankruptcy filing, the Company does not believe that the shares in the ESOP Plan will have any value upon emergence from bankruptcy.

On May 26, 2009, the Company filed a motion seeking authority to terminate the ESOP effective October 31, 2008. Upon approval after the objection date, the Company plans to effectuate a distribution by the Plan’s trustee of the accounts of all affected employees in the form of a single-lump sum stock distribution.

(b)	Retirement Savings Plans

The Company has established a Retirement Savings Plan under Section 401(k) of the Internal Revenue Code (401(k) Plan). Participants may contribute from 1% to 60% of their pre-tax annual compensation up to the maximum amount allowed under the Internal Revenue Code. Participants are immediately vested in their voluntary contributions. The Company’s Board of Directors had elected to match 50% of participant contributions up to 10% of salaries for the participants of the 401(k) Plan. The Company suspended the match effective June 1, 2008. During the years ended March 31, 2009, 2008, and 2007, the Company recognized compensation expense associated with the matching contributions to the 401(k) Plan totaling $0.9 million, $6.0 million, and $5.1 million, respectively. Future matching contributions, if any, will be determined annually by the Board of Directors. Participants vest in employer contributions made to the 401(k) Plan based upon their years of service with the Company. Vesting generally occurs at the rate of 20% per year, beginning after the first year of service, so that a participant will be fully vested after five years of service. Upon termination of employment with the Company, each participant will be entitled to receive the vested portion of his or her account balance.

On March 2, 2007, the Company established the Frontier Airlines, Inc. Pilots Retirement Plan (the FAPA Plan) for pilots covered under the collective bargaining agreement with the Frontier Airlines Pilots’ Association. The FAPA Plan is a defined contribution retirement plan. The Company contributes up to 6% of each eligible and active participant’s compensation. Contributions begin after a pilot has reached two years of service and the contributions vest immediately. Participants are entitled to begin receiving distributions of all vested amounts beginning at age 59 ½. During the years ended March 31, 2009, 2008 and 2007, the Company recognized compensation expense associated with the contributions to the FAPA Plan of $3.3 million, $3.0 million and $0.2 million, respectively.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(16)	Loss per Share

The Company accounts for earnings per share in accordance with SFAS No. 128, Earnings per Share. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the periods presented. Diluted net income per share reflects the potential dilution that could occur if outstanding stock option and warrants were exercised. In addition, diluted convertible securities are included in the denominator while interest on convertible debt, net of tax and capitalized interest, is added back to the numerator.

For the year ended March 31, 2009, the common stock equivalents of the weighted average options, SARs, and RSUs, of 172,000 were excluded from the calculation of diluted earnings per share because they were anti-dilutive as a result of the loss during the period. For the year ended March 31, 2009, the weighted average options, SARs, and RSUs outstanding of 3,786,000 and warrants of 3,834,000 were excluded from the calculation of diluted earnings per share because the exercise prices were greater than the average market price of the common stock. During the years ended March 31, 2008 and 2007, interest on the convertible notes of $2,629,000 and $1,947,000, respectively, net of tax in 2007 and capitalized interest, and shares of 8,900,000 that would be issued upon assumed conversion of the convertible notes, were excluded from the calculation of diluted earnings per share because they were anti-dilutive. For the year ended March 31, 2008, the common stock equivalents of the weighted average options, SARs, RSUs, and warrants outstanding of 64,000, were excluded from the calculation of diluted earnings per share because they were anti-dilutive as a result of the loss during the period. For the years ended March 31, 2008, the weighted average options, SARs, and RSUs outstanding of 2,533,000, were excluded from the calculation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares. For the year ended March 31, 2007, the common stock equivalents of the weighted average options, SARS, RSUs, and warrants outstanding of 830,000, were excluded from the calculation of diluted earnings per share because they were anti-dilutive as a result of the loss during the period. For the year ended March 31, 2007, the weighted average options, SARs, and RSUs outstanding of 2,116,000, were excluded from the calculation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares.

(17)	Commitments and Contingencies

(a)	Legal Proceedings

As discussed above, the Company filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York and the cases are being jointly administered under Case No. 08-11298 (RDD). The Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As of the date of the Chapter 11 filing, virtually all pending litigation was stayed, and absent further order of the Bankruptcy Court, no party, subject to certain exceptions, may take any action, also subject to certain exceptions, to recover on pre-petition claims against the Debtors. At this time, it is not possible to predict the outcome of the Chapter 11 cases or their effect on the Company.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

From time to time, the Company is engaged in routine litigation incidental to its business. The Company believes there are no legal proceedings pending in which the Company is a party or of which any of its property may be subject to that are not adequately covered by insurance, or which, if adversely decided, would have a material adverse affect upon its business or financial condition.

(b)	Insurance

During the year ended March 31, 2008, the Company’s services to and from Denver, Colorado were disrupted by two major snowstorms that impacted the Company’s service levels, revenues and operating costs. The Company maintains business interruption insurance to cover lost profits and received proceeds to recover lost profits related to these events of $300,000.

During the year ended March 31, 2007, the Company recorded insurance proceeds of $868,000. These insurance proceeds were a result of final settlements of business interruption claims that covered lost profits when the Company’s service to Cancun, Mexico and New Orleans, Louisiana was disrupted by hurricanes during the fiscal year ended March 31, 2006.

(c)	Purchase Commitments

As of March 31, 2009, the Company has remaining firm purchase commitments for eight additional Airbus A320 aircraft, two Bombardier Q400 aircraft and one spare Airbus engine, which have scheduled delivery dates continuing through November 2012. The Company has not yet obtained financing for any of the scheduled aircraft deliveries which begin in July 2009. Under the terms of the purchase agreement, the Company is required to make scheduled pre-delivery payments for these aircraft. These payments are nonrefundable with certain exceptions. As of March 31, 2009, the Company had made pre-delivery payments on future deliveries totaling $6.5 million to secure these aircraft purchases.

The Company has aggregate additional amounts due under purchase commitments and estimated amounts for buyer-furnished equipment and spare parts for purchased aircraft. The Company is not under any contractual obligations with respect to spare parts. In addition, the Company has commercial commitments under an agreement with SabreSonic for its passenger reservations and check-in capabilities. The estimated aggregate amount for aircraft and other purchase commitments is $417.6 million; $65.3 million of which is due in fiscal year 2010.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(d)	Fuel Consortia

The Company participates in numerous fuel consortia with other carriers at major airports to reduce the costs of fuel distribution and storage. Interline agreements govern the rights and responsibilities of the consortia members and provide for the allocation of the overall costs to operate the consortia based on usage. The consortia (and in limited cases, the participating carriers) have entered into long-term agreements to lease certain airport fuel storage and distribution facilities that are typically financed through tax-exempt bonds (either special facilities lease revenue bonds or general airport revenue bonds), issued by various local municipalities. In general, each consortium lease agreement requires the consortium to make lease payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. As of March 31, 2009, approximately $484.5 million principal amount of such bonds were secured by fuel facility leases at major hubs in which the Company participates, as to which each of the signatory airlines has provided indirect guarantees of the debt. The Company’s exposure is approximately $21.2 million principal amount of such bonds based on its most recent consortia participation. The Company’s exposure could increase if the participation of other carriers decreases of if other carriers default. The Company can exit all of their fuel consortia agreements with limited penalties and certain advance notice requirements. The guarantees will expire when the tax-exempt bonds are paid in full, which ranges from 2011 to 2033. The Company has not recorded a liability on the consolidated balance sheets related to these indirect guarantees.

(e)	Concentration of Credit Risk

The Company does not believe it is subject to any significant concentration of credit risk relating to receivables. At March 31, 2009 and 2008, 53.1% and 45.4% of the Company’s receivables related to tickets sold to individual passengers through the use of major credit cards, travel agencies approved by the Airlines Reporting Corporation, tickets sold by other airlines and used by passengers on Company flights, manufacturers’ credits and the Internal Revenue Service. Receivables related to tickets sold are short-term, generally being settled shortly after sale or in the month following ticket usage.

(f)	Employees

As of March 31, 2009, the Company had approximately 5,290 employees, of which approximately 20% are represented by unions. Of those employees covered by collective bargaining agreements, no contracts are currently under negotiation or becoming amendable in fiscal year 2011.

Under Section 1113 of the Bankruptcy Code (Section 1113), the Company is permitted to reject a collective bargaining agreement if the debtor satisfies several statutorily prescribed substantive and procedural requirements under the Bankruptcy Code and obtains the Bankruptcy Court’s approval of the rejection. Section 1113 requires a debtor to (i) make a proposal to modify its existing collective bargaining agreements based on the most complete and reliable information available at the time, (ii) bargain in good faith, and (iii) establish the proposed modifications necessary for the debtor’s reorganization.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

On October 31, 2008, the Bankruptcy Court granted the Company Section 1113 relief regarding two collective bargaining agreements with the International Brotherhood of Teamsters (IBT). The Bankruptcy Court granted the Company’s request for wage concessions from the IBT and adopted the Company’s proposed heavy maintenance plan. The plan allows the Company to furlough its heavy maintenance workers during periods it does not require heavy maintenance work and recall these workers during periods when it has work available. The IBT subsequently filed an appeal of the Bankruptcy Court’s order as well as a motion for a stay pending appeal with the United States District Court for the Southern District of New York (the District Court). Both motions are fully briefed and remain pending before the District Court.

In November 2008 Transportation Workers Union (TWU) ratified a long-term labor agreement, which was also approved by the Bankruptcy Court. The agreement extended agreed upon wage and benefit concessions. As part of the consensual agreement, TWU was allowed a $0.4 million general nonpriority unsecured claim in the Company’s bankruptcy case, which has been accrued in these consolidated financial statements.

In December 2008 aircraft appearance agents and maintenance cleaners represented by the IBT ratified a long-term labor agreement with Frontier Airlines. The agreement provides Frontier Airlines with wage concessions through December 12, 2012. As part of the consensual agreement, IBT was allowed a $0.5 million general nonpriority unsecured claim in the Company’s bankruptcy case, which has been accrued in these consolidated financial statements.

In January 2009 the members of the Frontier Airline Pilots Association (FAPA) ratified an agreement effective through January 2012 in which they agreed to long-term wage concessions starting at 10% effective January 1, 2009. FAPA represents more than 600 pilots at Frontier Airlines. As part of the consensual agreement, FAPA was allowed a $29.0 million general nonpriority unsecured claim in the Company’s bankruptcy case, which has been accrued in these consolidated financial statements.

(18)	Operating Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires disclosures related to components of a company for which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker in deciding the allocation of resources and assessing performance. The Company has three primary operating and reporting segments, which consist of mainline operations, Regional Partner operations, and Lynx Aviation operations. Mainline operations include service operated by Frontier Airlines using Airbus aircraft. Regional Partner operations included regional jet service operated by Republic and Horizon Air Industries, Inc. Lynx Aviation’s operations, which include service operated using Bombardier Q400 aircraft, began revenue flight service on December 7, 2007. The Company evaluates segment performance based on several factors, of which the primary financial measure is operating income (loss). However, the Company does not manage the business or allocate resources solely based on segment operating income or loss, and scheduling decisions of the Company’s chief operating decision maker are based on each segment’s contribution to the overall network.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

To evaluate the separate segments of the Company’s operations, management has segregated the revenues and costs of its operations as follows: Passenger revenue for mainline, Regional Partners and Lynx Aviation represents the revenue collected for flights operated by the Airbus fleet, the aircraft under lease through contracts with Regional Partners and the Bombardier Q400 fleet, respectively, carriers (including a prorated allocation of revenues based on miles when tickets are booked with multiple segments.). Operating expenses for Regional Partner flights include all direct costs associated with the flights plus payments of performance bonuses if earned under the contract. Certain expenses such as aircraft lease, maintenance and crew costs are included in the operating agreements with Regional Partners in which the Company reimburses these expenses plus a margin. Operating expenses for Lynx Aviation include all direct costs associated with the flights and the aircraft including aircraft lease and depreciation, maintenance and crew costs. Operating expenses for both Regional Partners and Lynx Aviation also include other direct costs incurred for which the Company does not pay a margin. These expenses are primarily composed of fuel, airport facility expenses and passenger related expenses. The Company also allocates indirect expenses among mainline, Regional Partners and Lynx Aviation operations by using departures, available seat miles, or passengers as a percentage of system combined departures, available seat miles or passengers.

Financial information for the years ended March 31, 2009, 2008 and 2007 for the Company’s operating segments is as follows (in thousands):

	Year ended March 31
	2009	2008	2007
Operating revenues:
Mainline – passenger and other (1)	$1,194,929	1,266,796	1,076,785
Regional Partners – passenger	17,465	113,196	94,164
Lynx Aviation – passenger	76,988	18,989	—
Consolidated	$1,289,382	1,398,981	1,170,949
Operating income (loss):
Mainline (2)	$9,950	13,192	7,496
Regional Partner	(9,185)	(33,015)	(14,191)
Lynx Aviation (3)	(17,651)	(15,207)	(3,139)
Consolidated	$(16,886)	(35,030)	(9,834)

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

	March 31
	2009	2008
Total assets at end of period (4):
Mainline	$809,643	1,129,123
Regional Partner	—	202
Lynx Aviation	111,424	110,338
Other (4)	8,532	10,308
Consolidated	$929,599	1,249,971

(1)	Other revenues included in Mainline revenues consist primarily of cargo revenues, the marketing component of revenues earned under a co-branded credit card agreement and auxiliary services.

(2)	Mainline operating income (loss) includes realized and noncash mark-to-market adjustments on fuel hedges, gains on sales of assets, net and employee separation costs and other charges.

(3)	Lynx Aviation operating costs consisted solely of start-up costs prior to December 7, 2007.

(4)	All amounts are net of intercompany balances, which are eliminated in consolidation.

(19)	Selected Quarterly Financial Data (Unaudited)

Net income (loss) presented below has been adjusted by $0.2 million in each quarter during 2008 and by $37.0 million in the first quarter of 2009 as a result of the Company’s adoption of FSP APB 14-1.

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter
	(In thousands, except for per share amounts)
2009:
Revenues	$360,487	363,994	300,981	263,920
Operating expenses	401,975	369,826	295,410	239,057
Operating income (loss)	(41,488)	(5,832)	5,571	24,863
Net income (loss)	$(94,700)	(30,367)	1,126	(161,209)
Loss per share:
Basic	$(2.57)	(0.82)	0.03	(4.36)
Diluted	$(2.57)	(0.82)	0.03	(4.36)

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter
	(In thousands, except for per share amounts)
2008:
Revenues	$344,770	372,966	333,909	347,336
Operating expenses	343,167	350,419	359,511	381,214
Business interruption insurance proceeds	—	300	—	—
Operating income (loss)	1,603	22,847	(25,602)	(33,878)
Net income (loss)	$(3,672)	17,128	(32,697)	(41,768)
Loss per share:
Basic	$(0.10)	0.47	0.89	(1.14)
Diluted	$(0.10)	0.47	0.89	(1.14)

(20)	Subsequent Events

(a)	Debtor-in-Possession Financing

On March 20, 2009, the Bankruptcy Court approved an order authorizing a $40 million Amended and Restated DIP Credit Facility (Amended DIP Credit Agreement) with Republic Airways Holdings, Inc. The Amended DIP Credit Agreement provides for the payment of interest at an annual rate of 15% interest, or annual interest of 13% if the Debtors pay the interest monthly. The Bankruptcy Court also allowed the damage claim of Republic Airways Holdings, Inc. in the amount of $150 million arising from the Debtors’ rejection of the Airline Services Agreement with Republic Airlines, Inc. and Republic Airways Holdings, Inc. The allowance of this claim was a condition to Republic Airways Holdings, Inc. providing the Amended DIP Credit Agreement. The Company retired the existing $30 million DIP Credit Agreement on April 1, 2009.

(b)	Aircraft Transactions

In April 2009, the Company signed a lease agreement for an Airbus A320 which was delivered on April 2, 2009.

In May 2009, the Company sold an Airbus A318 at a book loss of approximately $7.5 million, however, the proceeds from the sale were in excess of the carrying value of this aircraft’s debt. Should the Company’s fleet requirements change in the future and require additional aircraft disposals, there can be no assurances that the Company would be able to sell the aircraft at book value.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

(21)	Convertible Debt That May be Settled in Cash Upon Conversion

In May 2008, the FASB issued FSP APB 14-1, which applies to convertible debt instruments that by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement of the conversion option. FSP APB 14-1 requires bifurcation of the instrument into a debt component that is initially recorded at fair value and an equity component. The difference between the fair value of the debt component and the initial proceeds from issuance of the instrument is recorded as a component of equity. The liability component of the debt instrument is accreted to par using the effective yield method; accretion is reported as a component of interest expense. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment. FSP APB 14-1 must be applied retrospectively to previously issued cash-settleable convertible instruments as well as prospectively to newly issued instruments. FSP APB 14-1 was effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and has been applied to these consolidated financial statements.

On December 7, 2005, the Company completed the sale of $92.0 million aggregate principal amount of 5.0% Convertible Notes due 2025 (Convertible Notes) in a public offering pursuant to the Company’s shelf registration statement. Holders may require the Company to repurchase the Convertible Notes for cash at a repurchase price of 100% of the principal amount plus accrued interest on December 15, 2010, 2015 and 2020. The Convertible Notes are convertible, at the option of the holders, into shares of the Company’s common stock at a conversion rate of 96.7352 shares per principal amount of notes (representing a conversion price of approximately $10.34 per share), subject to certain adjustments, at any time prior to maturity. The terms of the original instrument provided that upon conversion, the Company would have the right to deliver a combination of cash and shares of common stock. These Convertible Notes are subject to the provisions of FSP APB 14-1 since the notes can be settled in cash upon conversion.

The Company adopted FSP APB 14-1 on April 1, 2009. The Company concluded that the fair value of the equity component of the Convertible Notes at the time of issuance in 2005 was approximately $39 million. The effective borrowing rate for Convertible Notes at the time of issuance of the 5% Debentures was estimated to be approximately 10%, which resulted in approximately $39 million of the $92 million aggregate principal amount of debentures issued being attributable to equity and recorded as additional debt discount. Subsequent to the Company’s Chapter 11 bankruptcy filing, the Company stopped accruing for interest on unsecured borrowings since it was probable the interest would not be an allowed claim. Under SOP 90-7, the Company reinstated the bonds to the claim value, which resulted in writing off the remaining unamortized debt discount on the balance sheet because the entire principal amount is an allowed claim. As such, the Company has reflected $37 million as additional reorganization expense during the year ended March 31, 2009, eliminating any impact to equity and interest expense for the adoption of this standard for the year ended March 31, 2009. The Company recognized total interest expense of approximately $5 million in 2008 and 2007 related to both the contractual interest coupon and amortization of the discount on the liability component of the Company’s 5.0% Convertible Notes.

(Continued)

FRONTIER AIRLINES HOLDINGS, INC.
(Debtor and Debtor-in-Possession as of April 10, 2008)

Notes to Consolidated Financial Statements

March 31, 2009 and 2008

The following table illustrates the retrospective effect of adopting FSP APB 14-1 to the consolidated statement of operations for each of the years in the three-year period ended March 31, 2009 (in millions, except per share data):

	2009		2008		2007
		As adjusted		As adjusted		As adjusted
		for		for		for
	As originally	retrospective	As originally	retrospective	As originally	retrospective
	reported	application	reported	application	reported	application
Interest expense	$29,327	29,327	36,444	37,200	29,899	30,585
Reorganization expense	202,495	239,456	—	—	—	—
Net loss	(248,189)	(285,150)	(60,253)	(61,009)	(20,370)	(21,056)
Basic and diluted loss per share	(6.72)	(7.72)	(1.64)	(1.66)	(0.56)	(0.58)

The following table illustrates the retrospective effect of adopting FSP APB 14-1 to the consolidated balance sheets as of March 31, 2009 and March 31, 2008 (in millions):

	2009		2008
		As adjusted		As adjusted
	As	for	As	for
	originally	retrospective	originally	retrospective
	reported	application	reported	application
Convertible notes	$—	—	92,000	55,039
Additional paid-in capital	197,102	235,679	195,874	234,451
Accumulated deficit	(291,066)	(329,643)	(42,877)	(44,493)

The carrying amount of the equity component, principal amount of the liability component, unamortized debt discount related to the liability component and net carrying amount of the liability component of the Company’s convertible debt subject to FSP APB 14-1 as of March 31, 2009 and March 31, 2008 were as follows (in millions):

	March 31
	2009	2008
Carrying amount of equity component	$38,577	38,577
Principal amount of liability component	92,000	92,000
Unamortized discount related to liability component	—	(36,961)
Net carrying amount of liability component	92,000	55,039